As filed with the Securities and Exchange Commission on April 24, 2002

                    REGISTRATION NO. 333-___________________

                   (PRIOR FORM 10-SB REGISTRATION NO. 0-49694)

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           ALFA UTILITY SERVICES, INC.
           ----------------------------------------------------------
              (Name of Small Business Issuer in its Charter)

     Delaware                      340-4261                   30-0057068
     --------                      --------                   ----------
 (State or Other         (Primary Standard Industrial       (IRS Employer
 Jurisdiction of              Classification Number)       Identification No.)
 Incorporation or
  Organization)

      396 Chrislea Road                           396 Chrislea Road
 Woodbridge, Ontario L4L 8A8                 Woodbridge, Ontario L4L 8A8
            CANADA                                      CANADA
     Phone (905) 850-2220                        Phone (905) 850-2220
      Fax (905) 850-9152                          Fax (905) 850-9152
 (Address and Telephone Number of       (Address of Principal Place of Business)
   Principal Executive Offices)

                            Joseph Alfano, President
                                396 Chrislea Road
                           Woodbridge, Ontario L4L 8A8
                                     CANADA
                              Phone (905) 850-2220
                               Fax (905) 850-9152
            (Name, Address and Telephone Number of Agent for Service)

                            ------------------------
                        Copies of all communications to:

                                 James R. Leone,
                                 Attorney at Law
                                  P.O. Box 755
                      New Smyrna Beach, Florida 32170-0755
                    Phone (386) 478-1743, Fax (386) 478-1744
                        e-mail jrleoneattorney@yahoo.com

                  Approximate date of commencement of proposed
              sale to the public: As soon as practicable after the
                 effective date of this Registration Statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [x]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement number for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

         If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

CALCULATION THE REGISTRATION FEE

                                                                 PROPOSED
                                                                 MAXIMUM
                                                              OFFERING PRICE      PROPOSED MAXIMUM
                                                                   PER           AGGREGATE OFFERING
TITLE OF EACH CLASS OF SECURITIES TO BE      AMOUNT TO BE       UNIT/SHARE            PRICE              AMOUNT OF
REGISTERED                                    REGISTERED          F/N (1)            F/N (1)          REGISTRATION FEE
------------------------------------------- ---------------- ----------------- -------------------- --------------------
------------------------------------------- ---------------- ----------------- -------------------- --------------------
Common Stock F/N (2)                           10,603,058             $6.50          $68,919,877           $17,229.97
------------------------------------------- ---------------- ----------------- -------------------- --------------------
------------------------------------------- ---------------- ----------------- -------------------- --------------------
Common Stock F/N (3)                              500,000             $6.50           $3,250,000             $ 812.50
------------------------------------------- ---------------- ----------------- -------------------- --------------------
------------------------------------------- ---------------- ----------------- -------------------- --------------------
TOTALS                                         11,103,058             $6.50          $72,169,877           $18,042.47
------------------------------------------- ---------------- ----------------- -------------------- --------------------

Footnotes:
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.

(2) These are "public float" shares registered to permit resale by transferees of promoters and affiliates. They are being registered because the registrant might be deemed to have been a "blank check" company as indicated in the Securities and Exchange Commission Staff's January 21, 2001 Interpretive Letter to the National Association of Securities Dealers, Inc. The registrant does not hereby concede that it was a "blank check" company.

(3) These are shares being offered for public sale by the registrant.



         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a), of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

             PROSPECTUS SUBJECT TO COMPLETION, DATED APRIL 24, 2002

                           ALFA UTILITY SERVICES, INC.
              500,000 SHARES AND 10,603,058 SHARES OF COMMON STOCK

         PURPOSES OF REGISTRATION. 500,000 Common Shares are offered for sale by Alfa Utility Services, Inc. ("ALFA") at $6.50 primarily to stimulate market interest. Also, 10,603,058 "public float" shares are being registered for resales by transferees of promoters and affiliates. At March 21, 2002, there were 2,068 shareholders other than Joseph Alfano, Alfa's President and 53.5% shareholder (12,200,000 shares), who is keeping his shares. SELLING SHAREHOLDERS MAY BE DEEMED TO BE STATUTORY "UNDERWRITERS" AND THEY AND THEIR BROKER DEALERS MUST CONSULT LEGAL COUNSEL AND READ THE IMPORTANT LEGAL COMPLIANCE INFORMATION UNDER "PLAN OF DISTRIBUTION" HEREIN.

         NO PUBLIC MARKET UNTIL REGISTRATION AND NASDAQ FILING ARE EFFECTIVE AND RESALES OCCUR. Prior to substantial resales (if any) by existing shareholders or by new purchasers from Alfa, no public trading market can exist. If little or no reselling occurs, Alfa will sell shares in small lots to stimulate market interest and add to its shareholder base. We cannot guarantee a trading market will develop and be sustained. The stock is not listed on a national securities exchange. A Form 211 Information Statement has been filed for the NASDAQ OTC Bulletin Board and awaits effectiveness of the Form SB-2 Registration Statement under the Securities Act of 1933 of which this Prospectus is Part I. There cannot be any guarantee as to when the Registration will be effective, or whether there may be burdensome conditions for resales. Alfa will be a reporting company when its Form 10-SB Registration No. 0-49694 becomes effective under the Securities Exchange Act of 1934 Section 12(g) on May 14, 2002. Alfa's Registrations and updated Reports are at http://www.sec.gov.

         ESTIMATED PRICE RANGE AND PROCEEDS. Alfa is offering 500,000 shares at $6.50 (maximum proceeds $3,250,000 before offering expenses, with no minimum offering and no escrow) through its officers and Directors, who will not receive sales compensation. Sales are intended to be made during 2002, generally in lots of 100 - 1,000 shares. Only selling shareholders will receive proceeds from resale of their share lots. Alfa estimates resold shares may trade at up to $6.50 or possibly higher if Alfa's intended but not guaranteed private placement (or possibly registered) cash sales and corporate acquisitions succeed and produce investor interest and significant earnings per share. Such estimates are arbitrary and not based on book value, earnings or other established criteria of value. Prices will be determined by sellers and buyers. The timing and number of shares traded cannot be predicted.

         HIGH RISK INVESTMENT. We strongly urge you to read the entire Prospectus. PURCHASE OF THESE SHARES INVOLVES A HIGH DEGREE OF RISK AND SUBSTANTIAL DILUTION. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS. CAREFULLY REVIEW "RISK FACTORS" AT PAGE 6 AS TO MAJOR RISKS BEFORE MAKING ANY DECISION.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION ("SEC") NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATON TO THE CONTRARY IS A CRIMINAL OFFENSE.

         PRELIMINARY PROSPECTUS. This Prospectus is incomplete and may be changed. Shareholders may not sell until the Registration is effective. The Prospectus speaks as of its date and is not an offer to sell or a solicitation of an offer to buy securities in any state where that is not permitted. Updated information will be in Alfa's reports to the SEC (http://www.sec.gov).

              The date of this Prospectus is _________ ___ , 2002.

                                TABLE OF CONTENTS



SUMMARY                                                                        3

RISK FACTORS                                                                   6

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS                      7

USE OF PROCEEDS                                                                7

DETERMINATION OF OFFERING PRICE                                                8

DIVIDEND POLICY                                                                8

DILUTION                                                                       8

SELLING SECURITY HOLDERS                                                       9

PLAN OF DISTRIBUTION                                                          10

BUSINESS                                                                      14

PROPERTY                                                                      25

DIRECTORS AND EXECUTIVE OFFICERS                                              25

EXECUTIVE COMPENSATION                                                        27

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                                29

INDEMNIFICATION OF DIRECTORS AND OFFICERS                                     29

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

         MANAGEMENT                                                           30

DESCRIPTION OF SECURITIES                                                     31

TRANSFER AGENT                                                                33

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS                      33

LEGAL PROCEEDINGS                                                             36

LEGAL MATTERS                                                                 36

EXPERTS                                                                       36

AVAILABLE INFORMATION                                                         36

MANAGEMENT'S DISCUSSION AND ANALYSIS                                          37

FINANCIAL STATEMENTS                                                          41

SUBSCRIPTION AGREEMENT                                                        42

                                     SUMMARY

OUR COMPANY

CORPORATE STRUCTURE; FIGURES IN U.S. DOLLARS

         Unless otherwise indicated herein, the information set forth herein reflects the closing of the exchange of stock transaction effectuated by the May 31, 2001 Amended Assignment of Stock and related Amended Consent of Directors and Shareholders, a Stock Exchange Agreement and an Amended Option Agreement, which are further described under "BUSINESS - - GENERAL DEVELOPMENT OF BUSINESS AND OVERVIEW OF THE COMPANY", and are filed as EXHIBITS to the Form SB-2 Registration Statement. Thus, all references herein to "ALFA", "WE" (or "US" or "OUR"), or the "REGISTRANT" or the "COMPANY", which is Alfa Utility Services, Inc. (a Delaware corporation), also include the assets, liabilities and operations of its subsidiary Alfa Utility Services Inc. (a Canadian corporation) and that subsidiary's operating subsidiary, Ontario Power Contracting Limited (an Ontario corporation). Monetary figures are in U.S. Dollars (USD) unless stated otherwise (CDN for Canadian Dollars).

BUSINESS

         We are a full service utilities infrastructure design and construction company. We install, refurbish or replace underground and overhead electrical and communications distribution systems, as well as natural gas, water and sewer distribution systems. Alfa (the parent company and the registrant for this Prospectus) was organized under the laws of Delaware in December 1994.

OPERATING HISTORY, BACKLOG GROWTH, MANAGEMENT EXPERIENCE

         Alfa's operating subsidiary, Ontario Power Contracting Limited, was founded in 1988 by Alfa's President and 53.5% shareholder, Joseph Alfano. At the end of 2001 confirmed pending sales orders were $9,628,000 (up 35%) compared to $7,125,000 a year earlier. Alfa is one of the Big Three utilities contractors in the Province of Ontario market. Its three executive officers (ages 33 - 49) have a total of 52 years of expertise in their areas of management, and middle level officers have approximately the same amount of experience in their fields.

OPERATING RESULTS

         We have had operating revenues from operations of $12,090,683 in 2001 and $9,862,552 in 2000, with a 2001 loss of $151,135 and a 2000 loss of $23,535.
Total assets and stockholders' equity were $4,580,073 and $702,300 for 2001, and $3,895,681 and $853,435 for 2000. See the tables below in this "SUMMARY" and the Financial Statements and Notes to Financial Statements elsewhere in this Prospectus.

FUTURE INTERNAL GROWTH, FINANCING AND ACQUISITIONS

         We are expanding our operations and we expect greater economies of scale and increasing operating efficiencies to improve our profitability in 2002. We are seeking to augment our asset base and revenue stream with financing by possible private (or registered) stock or other securities placements for cash, and with one or more intended corporate acquisitions for stock in the Southern United States. Such matters are in preliminary negotiations without any understandings or agreements as to terms, and there cannot be any guarantee that they will occur. Alfa's reports to the SEC (http://www.sec.gov) and to shareholders will contain such information.

ALFA'S ADDRESS, PHONE AND FAX

         Our principal offices are located at 396 Chrislea Road, Woodbridge, Ontario L4L 8A8, Canada. Our telephone number is (905) 850-2220 and our fax number is (905) 850-9152.

SEC REPORTING STATUS

         Alfa will become a permanent SEC reporting company when its Form 10-SB registration No. 0-49694 becomes effective on May 14, 2002.

STOCK DATA

GENERAL

--------------------------------------- -----------------------------------------------------------------------------------
Common Stock outstanding                22,803,058 shares
--------------------------------------- -----------------------------------------------------------------------------------

ALFA'S STOCK OFFERING

--------------------------------------- -----------------------------------------------------------------------------------
Shares Offered                          Up to 500,000 shares of Common Stock
--------------------------------------- -----------------------------------------------------------------------------------
--------------------------------------- -----------------------------------------------------------------------------------
Price                                   $6.50 per share
--------------------------------------- -----------------------------------------------------------------------------------
--------------------------------------- -----------------------------------------------------------------------------------
Sale Proceeds                           $3,250,000 maximum before expenses, no minimum offering
--------------------------------------- -----------------------------------------------------------------------------------

SELLING STOCKHOLDERS

--------------------------------------- -----------------------------------------------------------------------------------
Available for resale                    10,603,058 shares of Common Stock held by 2,068 shareholders *
--------------------------------------- -----------------------------------------------------------------------------------
--------------------------------------- -----------------------------------------------------------------------------------
Possible Resale Price                   $6.50 per share (more or less, depending on sellers and buyers)
--------------------------------------- -----------------------------------------------------------------------------------
--------------------------------------- -----------------------------------------------------------------------------------
                                        2,068 potential selling shareholders may be deemed to be statutory "underwriters"
                                        who are "engaged in a public distribution". They and certain broker dealers are required to deliver a Prospectus 48 hours prior to confirming sales. See the
"Underwriters" distribution             Prospectus back cover. SELLING SHAREHOLDERS AND THEIR BROKER DEALERS MUST CONSULT
                                        LEGAL COUNSEL AND READ THE IMPORTANT "UNDERWRITERS" LEGAL COMPLIANCE INFORMATION
                                        UNDER "PLAN OF DISTRIBUTION" HEREIN. **
--------------------------------------- -----------------------------------------------------------------------------------
--------------------------------------- -----------------------------------------------------------------------------------
Sale proceeds                           Resale proceeds will go to selling shareholders
--------------------------------------- -----------------------------------------------------------------------------------

*        See "SELLING SECURITY HOLDERS" in this Prospectus
** Alfa is deemed a "blank check" company (not conceded by Alfa) under the Securities and Exchange Commission ("SEC") Staff's January 21, 2001 Interpretive Letter to the National Association of Securities Dealers, Inc. ("NASD"). The NASD's Notice to Members No. 00-49 announced the SEC Letter to regulated broker dealers. It stated the SEC no longer recognized the "free trading" status of restricted securities of "blank check" companies even if held for years in "technical compliance" with SEC Rule 144 or certain other exemptions under the Securities Act of 1933. Thus, all transferees of Alfa's founders in 1994 and of a former majority shareholder, an "affiliate", in 1996 - 1997 may be deemed statutory "underwriters" and "engaged in a public distribution" by reselling shares. Copies of the NASD's Notice to Members No. 00-49, containing the SEC Letter and seven examples of "blank check" shell companies, may be obtained from the NASD Website at www.nasd.com (on the right hand side of the page click "NOTICE TO MEMBERS"). If you do not have access to a computer or the Internet most local public libraries provide access which you can use to obtain this information, or call the NASD at (301) 590-6500.

SUMMARY FINANCIAL INFORMATION

SEE DETAILS ELSEWHERE

         This summary financial information should be read in conjunction with our financial statements and notes thereto and other financial information elsewhere in this Prospectus.

STATEMENT OF OPERATIONS DATA

         The following table sets forth our selected financial data for the periods ending December 31, 2001 and 2000.

                                                YEAR ENDED        YEAR ENDED
                                                 12/31/01          12/31/00

------------------------------------------------------------- ------------------
Revenues from operations                          $12,090,683        $9,862,552
Net (loss) income                                   $(104,474)           $3,367
Comprehensive net loss*                             $(151,135)         $(23,535)
Comprehensive net income (loss) per share             $  0.00           $  0.00
Weighted average shares outstanding                26,803,058        26,803,058

* Reflects currency translation from Canadian to U.S. Dollars.

BALANCE SHEET DATA

         The following table is a summary of our balance sheets:

                                        AS OF 12/31/01       AS OF 12/31/00
                                        --------------       --------------
Current assets                              $3,291,259           $2,387,106
Working capital (deficiency)                   (43,496)            $107,661
Total assets                                $4,580,073           $3,895,681
Total liabilities                           $3,877,773           $3,042,246
Total stockholders' equity                    $702,300             $853,435

                                  RISK FACTORS

INTRODUCTION; RISK OF 100% LOSS

         Please carefully consider these risks. They are some of the factors that make an investment in our securities risky. Our securities should only be considered for purchase if you can afford the risk of losing your entire investment. Prior to purchasing our securities, prospective investors should carefully consider the following risk factors.

MINIMAL RECENT PROFITS/LOSSES FROM GROWING OPERATIONS

         As shown in the preceding "SUMMARY" and the enclosed Financial Statements and Notes to Financial Statements, we have had recent modest losses and minor profits as we have emphasized increased revenues supported by what we believe is superior customer service. There cannot be any guarantee that our recent 35% increase in the backlog of sales orders can be sustained and made more profitable than past sales.

PROPOSED STOCK SALES AND ACQUISITIONS NOT GUARANTEED

         We are preliminarily negotiating, but there cannot be any guarantee as to, growth financing by private placement stock or other securities sales and by corporate acquisitions in the Southern United States for restricted stock (or such sales and acquisitions may be made by registered offerings of tradable stock), for which no agreements or understandings are yet in place.

STOCK TRADING MARKET NOT YET DEVELOPED, AND MAY FLUCTUATE

         Only after the Form SB-2 Registration (of which this Prospectus is Part
I) is effective, can trading occur in Alfa's stock. A pending NASDAQ trading application has been awaiting such event. 10,603,058 shares are being registered for resale by 2,068 shareholders, and it is not possible to predict the timing and amount of resales which may occur, if any. Heavy sales or fear of heavy sales may adversely affect prices. If little or no reselling occurs, Alfa will offer shares at $6.50 under its stock offering, in small lots of 100 - 1,000 shares, to stimulate market interest and add to its shareholder base. Any trading market and price increases, if any, which might develop might not be sustained if investor interest is not sustained by adequate growth in revenues and earnings per share. However, management's 53.5% stock ownership gives it a great incentive to build a successful business and a stable trading market. Future announcements concerning Alfa or even merely the industry in general or its competitors, nonexclusively including quarterly variations in actual operating results, announcements of litigation, or even changes in earnings estimates by outside analysts, could cause the market price of Alfa's Common Stock to fluctuate substantially. These fluctuations, as well as general economic, political and market conditions, and events such as terrorist attacks in Canada or the U.S., recessions, international instabilities or military conflicts, may materially and adversely affect the market price of Alfa's Common Stock. Alfa has a large public float of shares which may be resold, which could adversely affect the stock price. See "MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS".

NORTH AMERICAN ELECTRICAL AND COMMUNICATIONS DEREGULATION ENCOURAGES INCREASED COMPETITION ALONG WITH MARKET GROWTH


         Deregulation of the Canadian and United States electrical and communications industries has fostered and continues to encourage increased competition along with market growth. Alfa believes its emphasis on low cost, high quality, on time construction for both the municipality and the real estate development non-road infrastructure markets makes it a strong competitor. Alfa proposes to finance internal growth by private stock sales for cash, which are now being discussed on a preliminary basis and which cannot be guaranteed. With recent signs of U.S. recession recovery, Alfa also is seeking to acquire for Alfa restricted stock, Southern U.S. utilities contractors whose operations can be strengthened and grown as the surprisingly strong U.S. housing industry continues to be assisted by low interest rates. Also, the obvious need for increased U.S. electrical generation and distribution capacity invites what we believe is the quality innovation on which Alfa management prides itself. Nevertheless, there can be no guarantee that such acquisitions will occur or that terrorism or other risks will not delay or reverse electrical and communications infrastructure growth.

DEPENDENCE ON MANAGEMENT

         As noted above in the "SUMMARY" and under "BUSINESS", "DIRECTORS AND EXECUTIVE OFFICERS" and elsewhere, Alfa depends heavily on its three seasoned senior officers to expand its business and make it profitable. Loss of their services for any reason, especially Mr. Alfano's, could have an adverse effect on Alfa's business and stock. The Board of Directors has not determined that it would be useful to enter into any employment agreements or to purchase key person life or disability insurance, but may consider such matters, or recruitment of additional management, as circumstances warrant.


            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

         We have made some statements in this Prospectus, nonexclusively including some under "SUMMARY," "RISK FACTORS," "PLAN OF DISTRIBUTION," "BUSINESS," and elsewhere, which may constitute forward-looking statements (estimates, projections or plans). These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any expressed or implied by any forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "seeks," "potential," or "continue" or the negative of these terms or other comparable terminology. We do not intend to update any forward-looking statements except as required by law.

                                 USE OF PROCEEDS

         Alfa's gross proceeds upon sale of 500,000 shares by it would be $3,250,000 (maximum, no minimum) before offering related expenses. (See "PLAN OF DISTRIBUTION" herein.) Alfa will use proceeds (if any) from sale of its shares for general working capital purposes to support its expanding business, nonexclusively including financing receivables by paying the labor and materials costs for increased sales and construction activities. As noted above, we are pursuing preliminary discussions for possible private (or registered) placements of debt or equity securities for cash sales and corporation acquisitions to finance continued growth in operations. The timing, prices and other terms of such securities and their sale cannot be predicted but may be substantial. Only selling shareholders will receive the proceeds of any sale of their shares.


                         DETERMINATION OF OFFERING PRICE

         Alfa is offering up to 500,000 shares at $6.50. If little or no resale of shares by the selling shareholders occurs, Alfa will be making this stock offering in small lots of 100 - 1,000 shares to stimulate market interest and add to its shareholder base. The price was arbitrarily determined by Alfa in view of its intended but not guaranteed private placements of securities for operational financing and one or more corporate acquisitions of Southern U.S. utilities contractors. It is not based on book value, earnings or any other established criteria of value. It is not possible to predict the effects, if any, on Alfa's equity or earnings that may result if its private (or registered) placement intentions are successfully implemented. This registration primarily is for resales (if any) by shareholders other than Joseph Alfano, Alfa's 53.5% shareholder and President. Sellers and buyers will determine the prices in any such resales. There is no established public market for the Common Stock and there can be no guarantee that one will develop or be sustained, or that prices will be stable. However, Mr. Alfano's holdings and Alfa's intent to make one or more private (or registered) placements to promote its growth, provide a great incentive to develop a strong, stable market by increasing earnings and sustaining investor interest in Alfa. Alfa may hire one or more public relations firms and/or a market maker to assist it in attracting potential investors to support a trading market, but no agreements for same are being negotiated as of the date of this Prospectus, and no guarantee can be given that such parties can be retained or will be successful.


                                 DIVIDEND POLICY

         We have never declared or paid any cash dividends on our capital stock. We presently intend to reinvest earnings to finance operations and to develop and expand our business. Therefore, we do not anticipate paying cash dividends on our Common Stock in the foreseeable future. The declaration of cash dividends in the future will be at the discretion of our Board of Directors and will depend upon our earnings, capital requirements and financial position, general economic conditions and other pertinent factors.


                                    DILUTION

         Alfa's net tangible book value per share consists of its total tangible assets ($4,580,073) minus its total liabilities ($3,877,773), divided by the total number of shares of Common Stock outstanding including shares issuable upon conversion, etc. (26,803,058). Thus, as of December 31, 2001, we had a net tangible book value of $702,300 or about $0.026 (2.6 cents) per share.

         The 16,200,000 shares beneficially owned by Alfa's President Joseph Alfano (including 4,000,000 shares issuable on conversion), were acquired for approximately $.08 (8 cents) per share.

         Accordingly, buyers purchasing shares at prices above such levels may be deemed to incur dilution to the extent of such excess. If 500,000 shares are sold by Alfa at $6.50, net tangible book value would increase to about $0.15 (15 cents) per share, creating appreciation in the value of all existing shareholders' shares (including Mr. Alfano) to the extent of about 7 cents per share.


                            SELLING SECURITY HOLDERS

         The stockholders list as of March 21, 2002 shows 2,068 shareholders other than Alfa's President and 53.5% shareholder, Joseph Alfano. Their holdings range from 34 shares (nil %) to 750,000 shares (3.29%). They hold a total of 10,603,058 shares, 46.5% of the 22,803,058 shares outstanding, not counting 4,000,000 shares issuable to Joseph Alfano upon conversion as described under "MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS - - CONVERSION OPTION". It is not possible to predict whether or when any shareholders will choose to resell shares, or the number to be sold. None of such shareholders is known to have had any position, office or other material relationship with Alfa or its affiliates except Edward M. "Ted" Slessor, Alfa's former President and former majority shareholder. In 1996 - 1997, due to health reasons and his failure to achieve his financing goals for the Company, Mr. Slessor gave away most of his shares to approximately 30 current and former employees, friends and suppliers in amounts up to 750,000 shares. Because he had misplaced one or more certificates, some certificates were not delivered until up to May 2001.

         Set forth below are the names and amounts owned by 16 shareholders holding 228,031 or more shares, which is one percent (1%) of the outstanding stock.

NAME                                        SHARES           PERCENT

Ulty Alfano                                 750,000           3.29%
Belmont Management Services                 300,000           1.32%
Dave Boyett                                 650,000           2.85%
Leo Di Paoil                                750,000           3.29%
Marlo Fregona                               650,000           2.85%
Interlock Steel Structures, Inc.            475,000           2.08%
Terri Linseman                              475,000           2.08%
Cathy Murdock                               500,000           2.19%
Steven Parker                               450,000           1.97%
Eloi Raposa                                 450,000           1.97%
Frank Ricci                                 750,000           3.29%
Derek Rishke                                425,000           1.86%
M. Rishke                                   750,000           3.29%
Tyson Rishke                                450,000           1.97%
Glancario Sanbro                            600,000           2.63%
Edward M. Slessor                           650,106           2.85%

--------------------------------------------------------------------------------
16 Shareholders                           9,075,106          39.78%
                                            Shares     (39.80% w/o rounding)

         The foregoing shareholders with the same last name are not listed at the same address or even in the same city.

         Cede & Co., a broker dealer nominee, holds six certificates issued from October 13, 1998 to March 13, 2002 in amounts from 34 to 120,688 shares totaling 231,366 shares (1.02%). Alfa has no reason to believe that all shares might be owned by one person.


                              PLAN OF DISTRIBUTION

PROSPECTUS INFORMATION AVAILABLE

         We may advise prospective investors that our Registration Statement, including this Prospectus, and updated reports, are available on the SEC Website at http://www.sec.gov. Notices of the offering and how to get a Prospectus may be posted on an Alfa Website if established (not presently planned), or in selected newspapers and other publications, and may be sent to interested parties by mail. These notices will be in the "tombstone" form permitted by Rule 134 under the Securities Act of 1933 and in accordance with SEC Release No. 33-7856.

         No person, individual or group has been authorized to give any information or to make any representations in connection with resales other than those contained in this Prospectus. Any information or representations not in the Prospectus must not be relied on as having been authorized by our officers or us. This Prospectus is not an offer to sell, nor a solicitation of an offer to buy, any of the securities it offers, to any person in any jurisdiction in which that offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale shall, under any circumstances, create any implication that the information in this Prospectus is correct as of any date later than the date of this Prospectus.

NO MINIMUM OFFERING AND NO ESCROW ACCOUNT FOR ALFA'S SHARES AT $6.50

         There is no minimum offering amount that is required to be sold before we may use the proceeds of Alfa's offering. Funds tendered by prospective purchasers will not be placed in escrow, but will be available for use by us immediately upon acceptance, for the purposes and in the amounts estimated in "USE OF PROCEEDS."

SELF UNDERWRITING BY ALFA

         This Prospectus includes a direct offering by us of shares at $6.50 as shown on the Prospectus cover page. There is no underwriter for this offering. Therefore, you will not have the benefit of an underwriter's due diligence efforts which would typically include the underwriter being involved in the preparation of information for disclosure and the pricing of the securities being offered as well as other matters. Alfa's officers have virtually no experience in the public sale of stock. Accordingly, there can be no guarantee as to the number of shares that may be sold or the amount of capital that may be raised by this offering.

         No person or group has made any commitment to purchase any or all of our securities being offered. We have not been advised by any of our officers, directors, or current shareholders of their intention to purchase any shares from Alfa. If they do purchase shares, it will be at the same terms as offered to the public. Our President, Joseph Alfano, and/or our Vice President, Robert Simone, will work diligently to find purchasers for our securities. We cannot state at this point how many shares will be sold. This offering will begin as soon as practicable after this registration statement becomes effective and will continue through 2002.

         Although it is not our present intention, other officers and directors may agree to assist us in the sale of our securities in the future. We will reimburse our officers and directors for expenses incurred in connection with the offer and sale of our shares: however, no sales commissions will be paid to them. They will be relying on Rule 3a4-1 of the Securities Exchange Act of 1934 as a "safe harbor" from registration as a broker dealer in connection with the offer and sales of the shares. In order to rely on such "safe harbor" provisions provided by Rule 3a4-1, an officer or director must be in compliance with all of the following:

     |X|  not be subject to a statutory disqualification;
     |X| not be compensated in connection with such selling participation by payment of commissions or other payments based either directly or indirectly on such transactions;
     |X|  not be an associated person of a broker dealer;
     |X| must restrict participation to transactions involving offers and sale of the shares;
     |X| perform substantial duties for the issuer after the close of this offering not connected with transactions in securities, and not have been associated with a broker or dealer for the preceding 12 months, and not participate in selling an offering of securities for any issuer more than once every 12 months; and
     |X| must restrict participation to written communications or responses to inquiries of potential purchasers.

         Our officers and directors intend to comply with the guidelines enumerated in Rule 3a4-1.

POSSIBLE USE OF BROKER DEALERS TO SELL SHARES

         As of the date of this Prospectus, we have not retained a broker dealer for the sale of our securities. If we engage broker dealers in a selling syndicate after the effective date of this Registration Statement, we will furnish that information by an updated Prospectus. Before any broker dealer could participate in the offering, it must obtain a "no objection" position on the terms of the underwriting compensation from the NASD's Corporate Finance Department.

         Alfa may hire one or more public relations firms and/or a market maker to assist it in attracting potential investors to support a trading market, but no agreements for same are being negotiated as of the date of this Prospectus, and no guarantee can be given that such parties can be retained or will be successful.

HOW TO SUBSCRIBE FOR SHARES

         To subscribe for the shares, you must complete, date, execute and deliver to us the Subscription Agreement (inside the back cover of this Prospectus) and pay the purchase price of the shares subscribed for by check, money order, wire transfer, credit card, or electronic check payable to Alfa Utility Services, Inc. We reserve the right to reject any subscription in part or in its entirety or to allocate shares among Prospective investors. If any subscription is rejected, funds received by us for the subscription will be returned to the subscriber without interest or deduction. Within five business days of our receipt of a Subscription Agreement accompanied by payment of the purchase price, we will send written confirmation to notify the subscriber of the extent, if any, to which the subscription has been accepted by us.

REGISTRATION EXPENSES

         Alfa is paying the expenses of the SEC registration of all the shares covered by this Prospectus, totaling approximately $102,542.47. For details, go to the SEC Website at http://www.sec.gov, or contact Alfa, for a copy of ITEM 25 "OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION" in Part II of the Form SB-2 Registration Statement of which this Prospectus is Part I.

SELLING SHAREHOLDER "UNDERWRITER" STATUS; PROSPECTUS DELIVERY REQUIREMENT

         As indicated on the Prospectus cover page, all shareholders as of the date of this Prospectus who resell such shares may be deemed to be statutory "underwriters" (as defined in Securities Act of 1933 Section 2(11)) and "engaged in a public distribution". Accordingly, Alfa intends to mail a Prospectus to each shareholder. Each should review it carefully and deliver it to any broker dealer engaged to sell stock or to any buyer in a direct sale. Selling shareholders and certain broker dealers are required to deliver a Prospectus 48 hours prior to confirming sales. See the back cover page of the Prospectus. Additional copies of the Prospectus may be printed by accessing it on the SEC Website at http://www.sec.gov, or it may be obtained by writing or calling/faxing Alfa as shown in the "SUMMARY" herein. See "SELLING SECURITY HOLDERS" above for information as to the largest shareholders, the amounts owned, and any relationships with Alfa.

SUGGESTED SELLING SHAREHOLDER UNDERWRITING COMPLIANCE PROCEDURES

         Except as indicated under "SELLING SECURITY HOLDERS" none of the shareholders is known to Alfa to be a broker dealer or to have any experience in the distribution of securities or to have any material relationships with Alfa. Alfa is not aware of any intent by a shareholder to engage in passive market making transactions as permitted by Rule 10b-6A under the Securities Exchange Act of 1934 or in stabilization or other transactions affecting the market price. We are not aware of any intent by our officers, directors or principal shareholders to purchase shares from selling shareholders.

         It is suggested to selling shareholders that, to avoid technical violations of underwriting regulations, they should observe the Prospectus delivery requirement described above and on the back cover of the Prospectus, as well as the following suggested procedures, and also consult legal counsel. These suggestions do not constitute legal advice nor any representation or warranty that these are necessary or sufficient to comply with, or avoid enforcement action (civil or criminal) for alleged violations of, any type of law. Shareholders engaging in any direct or indirect transactions of any nature as to any of Alfa's securities do so at their own risk and expense. All sales should be conducted through broker dealers, who should be given a copy of the Prospectus and advised of the SEC and NASD position that such sales may be deemed to be part of a "public distribution" by statutory "underwriters" (selling shareholders). No purchases of shares or other transactions having the purpose or effect of affecting the price should be engaged in by or on behalf of shareholders before or after the sale. Alfa's public reporting status (upon its Form 10-SB Registration No. 0-49694 becoming effective on May 14, 2002) should be brought to the brokers' or dealers' and buyers' attention. Updated information about Alfa will be in its reports to the SEC at http://www.sec.gov. See "AVAILABLE INFORMATION" near the end of the Prospectus, for further details on how to obtain copies of such reports.

         Although isolated resales often are exempt from state "blue sky" securities regulation and registration requirements, and the reporting company status of an issuer (such as Alfa on May 14, 2002) broadens the availability of resale exemptions, selling shareholders should be cautious in view of their "underwriter" status in the eyes of the SEC and NASD. They are urged to consult qualified local securities counsel. Alfa is not undertaking, and it will be the selling shareholders' responsibility, to file any necessary state exemption, qualification, or registration statements or notices (such as Form U-1) and offering documents (such as this Prospectus) if needed for resales in a particular state.

PENNY STOCK STATUS WHILE PRICE IS UNDER $5

         The SEC has adopted regulations which generally define a "designated security" (sometimes referred to as a "penny stock") to be any equity security that has a market price of less than $5 per share or an exercise price of less than $5 per share. As a result, our Common Stock (while trading under $5) is subject to rules that impose additional sales practice requirements on broker dealers.

         If and when a market develops, our Common Stock (while trading under $5) will be considered a "penny stock," or "designated security" as the term is defined by Rule 3a51-1 under the Securities Exchange Act of 1934. This makes our securities subject to reporting, disclosure and other requirements for a broker or dealer to do the following in connection with transactions in penny stocks.

         Prior to the transaction the broker or dealer must:

     o approve the person's account for transactions in penny stocks by obtaining information from the person regarding his or her financial situation, investment experience and objectives

     o reasonably determine, based on that information, that transactions in penny stocks are suitable for the person, that the person has sufficient knowledge and experience in financial matters, and that the person or his or her independent advisor reasonably may be expected to be capable of evaluating the risks of transactions in penny stocks

     o deliver to the person a written statement setting forth the basis for the determination and advising, in highlighted format, that it is unlawful for the broker or dealer to effect a transaction in a penny stock unless the broker or dealer has received a prior written agreement from the person

     o receive a manually signed and dated written agreement from the person in order to effectuate transactions in a penny stock.

          After the penny stock agreement is signed, the broker or dealer must:

     o disclose to the customer the inside bid quotation for the penny stock and, if there is no inside bid quotation or inside offer quotation, he or she must disclose the offer price for the security transacted for a customer on a principal basis unless exempt from doing so under the rules.

     o disclose the aggregate amount of compensation received or to be received by the broker or dealer in connection with the transaction, and the aggregate amount of cash compensation received or to be received by any associated person of the broker dealer, other than a person whose function is solely clerical or ministerial.

     o unless exempted by the rules, send to the customer a written statement containing the identity and number of shares or shares of each such security and the estimated market value of the security.

         Brokers or dealers may be discouraged from dealing in penny stocks, due to the additional time and responsibility involved, and as a result, while Alfa's stock is trading under $5, the Penny Stock Rule may have a deleterious effect on the market for our securities. Some states have similar rules, as well. Sellers and their broker dealers should consult local legal counsel in the states where they intend to sell if the stock price is $5 or less.


                                    BUSINESS

CORPORATE STRUCTURE

         Alfa's corporate structure expressed in a tabular listing format is as follows:

PARENT COMPANY (REGISTRANT):
---------------------------

         Alfa Utility Services, Inc., a Delaware Corporation

         corporate offices and operational headquarters are at:
         396 Chrislea Road
         Woodbridge, Ontario Canada L4L 8A8
         Phone (905) 850-2220, Fax -9152

SUBSIDIARY OF ALFA UTILITY SERVICES, INC. (DELAWARE):
         Alfa Utility Services Inc., a Canadian Corporation

SUBSIDIARY OF ALFA UTILITY SERVICES INC. (CANADA):
         Ontario Power Contracting Limited, an Ontario Corporation

GENERAL DEVELOPMENT OF BUSINESS AND OVERVIEW OF THE COMPANY

DELAWARE INCORPORATION AND PRIOR CANADIAN OWNERSHIP.

         Alfa was incorporated in the United States under the laws of the State of Delaware on December 15, 1994 as Triad Instrument Co. Inc. ("TRIAD"). On or about June 7, 1995, 90% of the stock of Triad (the Company) was acquired by Edward M. Slessor, a Canadian citizen and resident. Its name was changed on August 30, 1995 to Envirotech Mfg. Corp. ("ENVIROTECH"). Slessor owned and operated a window manufacturing business with specialized patents. It was his intention to file for trading of the stock in order to help Envirotech (the Company) raise funds and expand the business. However, with the economy changing, Envirotech did not raise the expansion funds, and remained non-trading. In ill health, he then gave away most of his shares to employees, suppliers and friends. See "MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS".

ONTARIO POWER ACQUIRED IN RECAPITALIZATION; ALFANO TOOK CONTROL OF COMPANY.

         For over 13 years Joseph Alfano had been the principal manager of Ontario Power Contracting Limited, located in Woodbridge, Ontario Canada and holder of control of its two former corporate shareholders. By Amended Consents of Directors and Shareholders, an Amended Assignment of Stock and Amended Option Agreements effective at the close of business on May 31, 2001 and the opening of business on June 1, 2001, all of the Common Stock of Alfa Utility Services Inc., a Canadian corporation with a wholly owned Ontario corporation subsidiary, Ontario Power Contracting Limited, was acquired in exchange for 12,000,000 shares of legended (transfer restricted) Common Stock of Envirotech (the Company) and an Option for 4,000,000 restricted shares in conversion of Alfa Canada's Class A Preference Shares held by the two former corporate shareholders. The transaction has been accounted for as a recapitalization, resulting in the historical operations of Ontario Power Contracting Limited being deemed to be the historical operations of Alfa. Thus, control of the Company was transferred to Joseph Alfano, a citizen and resident of Canada. Prior officers and directors of Envirotech were replaced by Alfano and other persons who had no past relationships with the stockholders or prior directors and officers of Envirotech. Alfano also contracted to buy 200,000 additional shares of Alfa stock.

NAME CHANGE, STOCK CAPITALIZATION.

         Effective upon filing a Restated Certificate of Incorporation on June 1, 2001 the Company changed its name to Alfa Utility Services, Inc. and authorized a capitalization of 50,000,000 shares of Common Stock, par value $.001, of which 22,803,058 shares are issued and outstanding. SEE "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT," and "DESCRIPTION OF SECURITIES" herein, and "RECENT SALES OF UNREGISTERED SECURITIES" in Part II of the Registration Statement.

DURATION AND TYPES OF BUSINESS.

         Alfa Utility Services Inc.'s wholly owned subsidiary, Ontario Power Contracting Limited, has been in full operation since November 1988. It designs, constructs, refurbishes and maintains utility systems, installs underground electrical, water, gas and sewer lines, and installs street lighting, as well as traffic control and other communications systems. Alfa has a reputation for installing and maintaining superior quality utility systems and electrical services, specializing in total electrical utility solutions. Over the last few years, Alfa Utility Services, Inc.'s senior management has seen a strong growth in the development of its product lines.

COMPETITIVE ADVANTAGES.

         Alfa has been offering what it believes to be customer support excellence through competitive prices, always meeting deadlines, and offering the best lead times in the industry. Alfa Utility Services, Inc. intends to expand its role as a speciality leader in the construction of utility systems, focusing on products, services and complete systems in targeted markets, offering innovation and reliability.

DESCRIPTION OF OPERATIONS

BUSINESS CATEGORIES.

         Alfa Utility Services, Inc. is a full service utilities construction, management and services company. Alfa has a clearly defined market niche, concentrating on electrical utilities, communications, natural gas pipelines, sewer and waterworks distribution systems.

PRINCIPAL SERVICES AND MARKETS.

         Alfa generates revenues by:

         Installation of underground electric distribution systems (primary, secondary and streetlights) for residential developments.

         Reconstructing and rehabilitating outdated or damaged portions of a Public Utility's primary and secondary distribution systems.

         General civil/electrical and maintenance work for existing power producers and energy service providers.

         Installation of new underground communications distribution systems (such as traffic lights, telephone, cable TV, fiber optics, etc.).

         Installation of natural gas, waterworks and sewer distribution systems.

         Contracting for the design and comprehensive installation in new development sites for both developers and municipalities, of non-road "infrastructure" - - electrical utilities, communications, natural gas pipelines, sewer and waterworks systems.

INDUSTRY SEGMENTS.

         Industry segments are not required to be described because they are not yet material to an understanding of Alfa's business as a whole. Business segments will be stated for three years based on classes of similar products or services accounting for 15% or more of consolidated revenues when they or the public stock float exceed $25,000,000 for two years (or 10% if revenues exceed $50,000,000 in a year).



                                                    2000                2001
                                                    ----                ----
Sales To Unaffiliated Customers                  $9,739,352         $12,090,683

Income From Operations                             $123,102            $142,912

Identifiable Assets                              $3,895,681          $4,580,073

         Alfa's operational subsidiary performs civil underground and overhead construction and maintenance activities for utility companies and developers. We are experts in joint trench solutions. Prior to the end of 2001, individual profit/cost centers (segments) were not tracked and managed as such. Management has recently changed accounting packages and we have designed the new system to account and report on the activities of multiple profit and cost centers, in multiple geographies and in multiple currencies. To go back in history and break down information would not be practical.

SOURCES OF MATERIALS.

         Construction materials are readily available from a variety of local, national and international sources. There seldom is any prolonged difficulty in obtaining supplies.

WORKING CAPITAL PRACTICES OF COMPANY AND COMPETITORS.

         Described below are any practices relating to such items as any maintenance of a significant products inventory to allow rapid delivery or a continuous flow of goods or services; or customer returns policies; or extended payment terms; or similar practices affecting working capital for Alfa or for its competitors.

         Working capital is managed primarily through control of accounts receivable, inventory and accounts payables. A just-in-time inventory model and preferred supplier payment terms have represented large sources of cash for Alfa during the last 3-year period. As management believes little improvement is possible regarding further control of inventory levels, a greater focus has been placed on accounts receivable and accounts payable management.

         Deregulation of the energy sector in North America has afforded Alfa the opportunity to offer project-financing services as a method to reduce days sales outstanding (DSO). This new service, in addition to more aggressive collection practices, should result in improved DSO results in fiscal 2002.

         No particular practices relating to working capital are known to have any special effects on competitors.

DISTRIBUTION OF PRODUCTS AND SERVICES; BUSINESS NOT DEPENDENT UPON A FEW CUSTOMERS.

         Alfa obtains business by referrals or by responding to Requests For Proposals based on its reputation, under contracts which are usually negotiated, but sometimes on auction type bids (lowest qualified bidder).

         If loss of one or more customers or affiliated groups of customers accounting for 10% or more of revenues would have a material adverse effect on a segment, their names and any relationships with Alfa are disclosed below.

         As no single project or client has represented more than 5% of Alfa's total revenue in any given period, there is no dependence on a specific client or business segment.

         Further, because of factors developed over the years, sudden loss of a customer appears to be a very remote possibility, and even a large project would be unlikely to pose a material risk of non-payment. Alfa and its subsidiaries enjoy extremely low bad debt expenses for the following reasons: the client base is composed of premier residential and commercial real estate developers as well as investment-grade municipal and provincial electrical authorities; the majority of clients are required to post standby irrevocable letters of credit as security against work performed. In the 12 year history of Alfa's primary subsidiary only two liens were filed against clients and in both cases full payment of accounts were made.

BACKLOG OF FIRM ORDERS.

         Set forth below as of the most recent practical date compared to a year ago, is a discussion of Alfa's backlog of firm orders, stating the portion to be filled this year and any seasonal or other material aspects such as unfunded government orders, or awarded contracts not yet signed.

         Alfa Utility Services, Inc. currently has the largest new orders list in its history. As of December 2001, Alfa had $9,628,000 of confirmed orders in backlog. This is up 35% compared to a $7,125,000 backlog at the end of fiscal 2000, and would indicate continued strong revenue growth in fiscal 2002. Orders usually are fulfilled in less than a year.

NO GOVERNMENT CONTRACTS SUBJECT TO TERMINATION OR PROFIT RENEGOTIATION.

         Alfa has no material amount of business under government contracts providing for renegotiation of profits, or termination at the convenience or discretion of the government, or other adverse terms.

         In fact, all government contracts are firm and have no provision for termination or profit renegotiation.

BUSINESS NOT DEPENDANT ON PATENTS, TRADEMARKS, OR OTHER GOVERNMENT REGULATIONS OR APPROVAL OR LABOR AGREEMENTS.

         Alfa's business is not dependent upon intellectual property ownership or licenses (copyrights, trademarks, patents, etc.) or government licenses, franchises, permits or other regulations or approvals beyond those required for all construction activities. See the discussion below regarding environmental matters. Also, there are no significant royalty agreements or labor contracts that materially affect Alfa's operations.

COMPETITIVE CONDITIONS.

         The number of competitors for each business segment, the relative ranking of Alfa, and the names of dominant firms, are set forth below.

         In the markets where Alfa currently participates, it is the third largest competitor. The first and second largest companies, Con Elco and Trans-Power are related to large development companies. It is Alfa's opinion that both have exhibited growth at a rate far below that experienced by Alfa in recent quarters.

         While other competitors exist they can be classified as indirect because they are specialized and rely to a greater extent on one or two clients. An example of this would be Robert Sommerville Construction. That company performs the vast majority of its work for a small number of Natural Gas distributors. Alfa performs similar services and given the generalist nature of Alfa's services, a significant competitive advantage is enjoyed in the increasingly more common joint trench civil project environment.

COMPETITIVE EXCELLENCE.

         Alfa's senior executives believe they have a reputation for constructing and maintaining superior quality utility systems and electrical services, specializing in electrical utility solutions. Alfa offers customers what Alfa views as support excellence by being price competitive, always meeting deadlines, and offering the best lead times in the industry. Alfa intends to continue in its already established role as a specialist in construction of utility systems, focusing on total turnkey utility services in each target market. The prime goals are to have the flexibility to respond to individual market challenges, while focusing on overall customer service, maintaining market and product discipline, and improving output volume.

COMPANY RESEARCH AND DEVELOPMENT EXPENDITURES AND ACTIVITIES IN LAST
THREE YEARS.

         Alfa Utility Services, Inc.'s research and development activities have been restricted to methods related to performing services in a more cost effective manner. An example would be unique trench profiles that allow for increases in both safety and production levels. The costs of such research are nominal, generally consisting of careful observation and analysis of procedures, supplies and equipment, and contacting suppliers for improvements.

ENVIRONMENTAL COMPLIANCE COSTS FOR THIS YEAR AND NEXT YEAR.

         Alfa handles a minimal amount of hazardous waste. All waste products are disposed of through local waste management partners, and the costs are nominal in relation to revenues.

NUMBER OF EMPLOYEES SHARPLY INCREASING; SEASONALITY DECREASING

         As of May 2001, Alfa had a team of 76 employees, including an administrative staff of approximately 10. By April 2002, Alfa had increased its employee count by 34% to 102 including an administrative staff of approximately
15. Implementing greater operating efficiencies over the past few years, Alfa's staff previously had remained relatively constant. With the increasing pace of business, the normally slow period of January, February and March (due to climatic conditions) no longer is affecting operations as it used to.

FINANCIAL INFORMATION ABOUT GEOGRAPHIC SALES.

         Neither revenues nor public stock float have exceeded $25,000,000 for two years so no discussion is included herein as to 15% of consolidated revenues (or 10% if revenues exceed $50,000,000 in a year) being accounted for by either non-Canadian sales or non-Ontario Province sales. Thus, there is no presentation of separate financial information about the geographic distribution of sales nor is there a separate discussion of foreign sales dependence and risks for any business segment.

         Presently Alfa operates in Central, Southern and Western Ontario. We are developing a plan of expansion into Eastern Ontario as well as select southern states in the United States of America, i.e. Florida and Arizona. Expansion plans into the southern United States are in their infancy.

BUSINESS EXPANSION PLANS

NORTH AMERICAN AND OVERSEAS DEREGULATION OPPORTUNITIES.

         Alfa Utility Services, Inc. will maximise on the demands for speciality services being generated by the recently deregulated electricity markets within North America, and especially for electric utility transmission and distribution services. Alfa intends to invest in viable North American and overseas utility service opportunities to augment its Canadian core business base but no guarantees can be that acquisitions will occur or be beneficial. Alfa is strategically positioned to achieve the following short-term as well as its long-term goals.

SHORT-TERM AND MEDIUM-TERM STRATEGIES (1 TO 5 YEARS).

         Alfa's overall plan is to improve its size and competitive position in the general contracting, supply and installation of its core products and services, with related operations entered into or acquired as customer demand necessitates. To accomplish that in the short and medium term (1 to 5 years) Alfa intends to pursue the following strategies:

         Start the process of becoming a major participant in the entire electrical, communications and other utilities construction markets throughout North America by taking the following additional measures:

         Promote sales growth of the existing core business and build its assets by continued reinvestment of a substantial portion of profits and cash flow.

         Complete the re-engineering and the modernization of its operational facilities at its headquarters offices as appropriate and needed for increased business.

         Access sources of increased funding, including Canadian and U.S. debt or equity public financing strategies.

         Identify potential acquisition targets among North American electrical, communications and other utilities contracting companies, including U.S. operations which are compatible with Alfa. Capitalize on an established reputation for customer service and prompt delivery, to generate even faster growth.

         Establish broader North American market awareness of Alfa and its business.

         Plan and as needed implement market awareness of Alfa and its business in select overseas markets.

NO SPECIFIC PRESENT ACQUISITION PLANS.

         Although Alfa intends to grow through external acquisitions, we have no understandings or agreements to make any specific acquisition at this time. The terms and conditions of any such acquisition would be subject to negotiations and management's discretion, as well as Alfa's ability to borrow funds or utilize its own debt or equity securities to acquire business assets (or control blocks of stock) or to raise acquisitions funding.

LONG-TERM GOALS (5 TO 20 YEARS).

         Complete the market share acquisition and recognition needed to establish Alfa as a major participant in the entire electrical, communications and other utilities construction market throughout North America. In other words, become the largest, safest and most profitable North American Utility Services Organization.

         Develop a significant overseas market presence for Alfa (just as Seimens from Germany is a major U.S. market presence).

         Take advantage of all international investment financing channels to expand overall operations, following the initial set-up phase.

         Develop the sophistication of staff or consultant expertise to take advantage of regional trade agreements and tax incentives.

         Adopt installation and maintenance service practices incorporating appropriate safety and environmental standards to assure long-term regulatory harmony and to avoid costly private or governmental disputes.

SEASONED MANAGEMENT WITH A TRACK RECORD OF ACHIEVING GOALS.

         Alfa Utility Services' senior management are seasoned professionals with a proven track record in successful growth and management. They will ensure that Alfa achieves its goals and meets its obligations to all customers, and to its shareholders and employees. Alfa's three executive officers (ages 33 - 49) have a total of over 52 years of experience in their areas of expertise. Middle level management officers have a comparable amount of experience.

ADDITIONAL INDUSTRY DISCUSSION

DEREGULATIONS OFFERS CHOICES.

         North America is moving from monopoly-based, government regulated electricity markets to competitive, deregulated ones. This has resulted and will result in privately held corporations that offer a variety of means to generate, transmit, distribute and market electricity. Power providers and their consumers now have the freedom to select their electricity suppliers. This can be accomplished competitively by safe and reliable electricity and communications systems.

NATIONAL ELECTRICAL DISTRIBUTION VERSUS LOCAL RETAIL SELLING.

         The new North American competitive electrical marketplace requires regulated (shared national generation and distribution grid wires) and unregulated (local retailing) business activities to be separated. This will ensure that a competitive playing field exists and at the same time assure that the competitive `retail' businesses are not subsidized (and controlled/coordinated) by the semi-monopoly `wires' activities. Similar changes have occurred and still are occurring in the communications markets.

LOCAL RETAILERS' EMERGENCE.

         North American electrical utility retail activities will be separated and absorbed into local distribution systems, meaning that local independent distribution utilities will emerge. Each presently existing or future distribution utility will separate their generation and power grid wires business from electricity sales. This already has occurred in some regions and will continue to expand.

LOCAL RETAILERS' MERGERS.

         As new legislation unfolds, utilities will be free to merge with other utilities outside their original/municipal boundaries. In Ontario Canada, the Ontario Energy Board (OEB) will regulate these types of mergers and acquisitions. (The OEB already has received numerous applications involving mergers, acquisitions and/or amalgamations. In the United States similar systems will emerge to oversee the evolution taking place). In the United States, the communications industries already have taken many of these steps.

UTILITIES ALLIANCES ARE EXPECTED TO RESULT IN SYSTEMS AND SERVICES ORDERS FOR ALFA.

         Under the new market environment, independent electric distributors will be able to form joint ventures for collective power generation or purchasing, or to form alliances with one or more large utilities to buy power. Alfa offers electricity distribution systems installation and maintenance services contracts which generally last from 3 to 5 years and longer for larger institutional and government projects. Communications construction and service opportunities are likewise available.

ALFA'S RETAIL ELECTRICAL CUSTOMERS ARE A VARIED LOT.

         Local electrical retail sales and distribution companies range from closely held to widely held corporations or partnerships with owners located anywhere in the world. They include developers, speculators, governments, and semi-public agencies.

DIRECT COMPETITORS

U.S. CONTRACTORS OFFER SOME COMPETITION.

         Direct competitors are defined as contractors in the utility distribution construction industry that offer equivalent services. Alfa Utility Services' principal competition comes from within North America, especially from the United States for this newly emerging electrical sales industry.

ALFA'S SUPERIOR BUSINESS STRUCTURE.

         Most of Alfa's competitors do not have what Alfa would regard as a comparable business structure: the service network of technicians, engineers, and installers, and the customer base, that Alfa has developed over the years. While large competitors exist, i.e. PAR/Quanta, Aecon etc., they offer more generalized transmission infrastructure expertise. Alfa's size and structure of services is believed to afford it the advantage of increased flexibility as to job scope as well as other project attributes.

GROWING MARKET WILL SUPPORT EVEN MORE COMPETITORS.

         Few competitors have been able to offer the same quality of products and services that Alfa believes is provided by its wholly owned operating subsidiary - Ontario Power Contracting Limited. Competitors include those who offer the same core products and services as Alfa and those who offer only some of these products and services combined in a package, or a part of a package with other services. The North American and Overseas Markets for utilities construction and servicing are so large and in such an embryonic growth stage, that there is room for any number of companies engaged in the same business as Alfa. As demand for power grows due to new development, we anticipate that new installation contractors will enter the marketplace. Competition will increase and Alfa will need to continue to devote resources to the development and maintenance of its operating facilities and systems designed to reduce costs without sacrificing the quality of services that Alfa believes has become its leading attribute.

ALFA'S BUSINESS RELATED RISK FACTORS

FOUR MAJOR RISKS FOR ESTABLISHED BUSINESSES.

         Alfa believes the four most common risk factors for established companies are over-pricing services, not establishing or maintaining personal relationships with clients and potential clients in the marketplace, poor quality of products, and poor quality of support services. Competitive pricing and quality service are believed to be the keys which have fostered Alfa's success. Prices open many doors, and Alfa's emphasis on quality goods and services is what it believes keeps and develops those opportunities. Alfa's proven track record is what it believes has generated solid client contacts at senior management levels. Management is of the opinion that Alfa is now strategically positioned to take advantage of the current economic climate throughout North America.

RISK EVALUATION FOR NEW CONTRACTS.

         Prior to acceptance of new contracts from new or existing clients, they undergo a thorough feasibility study for risk factors pertaining to environmental implications; the probability of all levels of permits being granted, profitability, other terms, and the receipt of payments. Once Alfa's upper management approvals are secured, the project commences.

ADHERING TO ALFA'S HIGH ENVIRONMENTAL STANDARDS.

         Alfa recognizes the impact that our activities may have on the environment. We are therefore committed to high standards of environmental care, and continually are improving our environmental performance. Alfa aims to constantly strengthen our environmental track record by:

         Complying fully with legislation and, if possible, exceeding minimum legal requirements.

         Maintaining effective and efficient Environmental Management Systems.

         Minimizing environmental risks and preventing pollution.

         Reducing any adverse visual impact of operations.

         Promoting the efficient use of transportation in all activities.

         Managing the land sensitively and promoting nature conservation.

         Informing suppliers and contractors of high environmental standards and otherwise encouraging high standards throughout the supply chain.

SHAREHOLDERS' ENVIRONMENTAL INPUT.

         Alfa also recognizes that its shareholders have a role to play in providing input to guide Alfa's environmental affairs and help educate the staff to conduct corporate activities in an environmentally responsible manner.

                                    PROPERTY

         Alfa's headquarters offices and operational facilities, including its supplies warehouse, are located at 396 Chrislea Road, Woodbridge, Ontario L4L 8A8 in Canada. They total approximately 12,500 square feet, of which 3,000 square feet comprise the offices. The property is occupied under a short-term renewable lease. Rent of $5,000 is payable each month. The lease is from an unrelated third party. The lease expires in May 2002. It is renewable at the option of the lessee for a 12-month period at a rental of $5,350.

         Alfa's offices and services facilities were last generally refurbished for operational efficiency in 1999. Specific improvements are and will be added as needed for the expansion of operations. They are deemed to be suitable and adequate for Alfa's present and proposed needs.

         Alfa carries on its Balance Sheet as of December 31, 2001 depreciated Property and Equipment totaling $1,083,854, most of which is contractor's equipment and automotive equipment, accounting for approximately 24% of Total Assets. The equipment is collateral security for Alfa's Long Term Debt (Lien Notes) and its Demand Loan, which aggregate $790,449 at December 31, 2001. Alfa leases a facility and contractor's equipment under leases expiring at various dates through 2005. Operating lease rentals were $248,177 and $46,819 for the years ended December 31, 2001 and 2000, respectively. Additional construction equipment valued at $168,066 was leased in the third quarter of 2001 under capital leases expiring in 2004. Annual rentals are $57,390. See Notes D, E, F, G, and H to the December 31, 2001 Financial Statements.



                        DIRECTORS AND EXECUTIVE OFFICERS

MANAGEMENT EXPERIENCE

         Information with respect to the Directors and executive officers of Alfa is set forth below. Unless otherwise indicated below, there are no other nominees to become Directors of the registrant (Alfa Utilities Services, Inc., a Delaware corporation), all Directors serve annual terms until the following annual meeting of shareholders and their successors are elected, qualify and assume office, and there is no arrangement or understanding with Mr. Alfano or others for the selection of any Directors or officers. All Directors and officers have served in their positions since mid - 2001 after Mr. Alfano acquired a majority of Alfa's stock. There are no family relationships among such persons by blood, marriage or adoption, not more remote than first cousin. There are no other key employees generally equivalent to executive officers who make significant contributions to the business, such as production managers, sales managers or research scientists. No Director holds a directorship in a publicly reporting company or registered Investment Company (or complex). None of the legal proceedings disclosable as to such persons or control persons has occurred in the last 5 years. See "LEGAL PROCEEDINGS" herein.

NAME                  AGE        POSITION

Joseph Alfano         37         President & Chief Executive Officer, Director

Robert Simone         33         Vice President Finance, Secretary, Treasurer
                                 and CFO, Director

Anthony Sanginesi     49         Vice President Operations & COO,
                                 General Manager, and Director

JOSEPH ALFANO

         Mr. Alfano has more than 16 years experience in infrastructure design and construction. From 1987 to 1993, he was general manager of Maple Paving Products Ltd., a wholly owned subsidiary of Ontario Paving Company Limited, once one of Toronto's largest construction companies. He was responsible for design, construction, operations and quality control of plant facilities in asphalt and concrete manufacturing and recycling. He also was responsible for design licensing, and operation of gravel pits. In 1988 he founded and in 1994 he took over active management of Ontario Power Contracting Limited and set out to be a strategic partner with Ontario Paving, offering total solutions in residential and industrial land development servicing. Mr. Alfano has grown Ontario Power to be known in the Greater Toronto Area as one of the "The Big Three" underground electrical utility contracting firms. Mr. Alfano is a graduate of Ryerson Polytechnical Institute, where his studies focused on Civil Engineering. Mr. Alfano is a Director of the Utility Contractors Association of Ontario.

ROBERT SIMONE

         Mr. Simone has more than 10 years of Finance sector experience (1990 to 2001). He enjoyed progressive roles for financial services organizations such as Royal Bank of Canada (1992 to 1996), Toronto Dominion Bank (1996 to 1998), MCAP Financial at Mutual Capital Corp. (commercial real estate lending) (1998), Newcourt Credit Group at Dell Financial Services, Inc. (leasing) (1998 to 2000), and Compaq Financial Services (2000 to 2001). As a Director of Business Development and Sales with both Newcourt and Compaq Financial Services, Mr. Simone was responsible for the negotiation and execution of financing agreements with fortune 500 companies as well as large public sector entities in both Canada and abroad. His focus has been in the areas of debt finance, lease finance, operations, business development, and human resources management. Mr. Simone received an MBA in his 1993 - 1997 studies at Wilfrid Laurier University, at Waterloo, Ontario Canada, where he focused on Finance and Marketing. He also completed his Bachelor of Arts in History and Political Theory in 1990 at the University of Toronto.

ANTHONY SANGINESI, C.E.T.

         Mr. Sanginesi has more than 26 years of experience in the electrical utility business. He started his career as a design technician with North York Hydro (1975 to 1980). He also enjoyed progressive roles with Markham Hydro and the Vaughan Hydro Electric Commission. In 1987, Mr. Sanginesi held the position of Design Supervisor - Underground Section of Markham Hydro. He was responsible for overseeing the design and construction of all electrical plant installations. In 1997, Mr. Sanginesi moved to Ontario Power Contracting Limited and holds the position of General Manager. Mr. Sanginesi is responsible for managing and overseeing day-to-day operations, contract negotiations, project estimating and major materials purchasing. He is a member of the Ontario Association of Certified Engineering Technicians and Technologists, and is a Director of the Utility Contractors Association of Ontario. Mr. Sanginesi is a graduate of Seneca College in Engineering Drafting, at Toronto, Ontario Canada.

LIABILITY LIMITATION AND INDEMNIFICATION

         Alfa's Restated Certificate of Incorporation and By-Laws provide for limitation of the liability of Directors to Alfa and its stockholders, and for indemnification of Directors, officers, employees and agents of Alfa, respectively, to the maximum extent permitted by the Delaware General Corporation Law. See "INDEMNIFICATION OF DIRECTORS AND OFFICERS" herein.


                             EXECUTIVE COMPENSATION

         For the indicated fiscal years ending December 31, the executive officers of Alfa received cash and cash equivalent plan and non-plan compensation for all services in all capacities to it and its subsidiaries, as follows:

SUMMARY COMPENSATION TABLE

         There were no long-term compensation awards (such as stock awards or appreciation rights) or payouts (such as long term incentive plans). All amounts were converted from Canadian Dollars at a rate of $1.65 CDN per USD.

NAME AND                                              ANNUAL COMPENSATION
PRINCIPAL POSITION         YEAR        SALARY       BONUS             OTHER
------------------         ----        ------       -----             -----

Joseph Alfano              1999        $78,000       $0                 $0
President,                 2000        $78,000       $0                 $0
Chief Executive Officer    2001        $78,000       $0                 $0

Robert Simone              2001        $97,500       $0                 $0
Secretary - Treasurer,
VP Finance and CFO

Anthony Sanginesi          1999        $65,000       $1,800            $0
VP Operations,             2000        $65,000       $0                $0
GM and COO                 2001        $65,000       $0                $0

         All amounts in the above table represent annual salaries. The actual compensation paid to Mr. Simone in 2001 was $48,750.

OPTION / SAR GRANTS

         In the last fiscal year there were no grants of stock options or stock appreciation rights.

OPTION / SAR EXERCISES AND YEAR END VALUES

         In the last fiscal year there were no exercises of stock options or stock appreciation rights, and none were outstanding and unexercised at year end.

LTIP AWARDS

         In the last fiscal year there were no awards made under any long term incentive plans.

DEFINED BENEFIT OR ACTUARIAL PLANS

         There is no defined benefit or actuarial plan by which retirement or other benefits are determined primarily by final or average compensation and years of service. All employees of Alfa Utility Services, Inc. are offered a standard benefits program, which includes prescription, dental and long-term disability coverage. In addition to these benefits, Alfa matches employee RRSP (Regular Retirement Savings Plan) contributions up to a maximum of 2% of their base salary. The provider for this service is Sun Life Canada.

COMPENSATION OF DIRECTORS

         No Director is compensated for services on the Board or a Committee or a special assignment under standard or any other arrangements (such as consulting arrangements), unless otherwise described herein.

NO EMPLOYMENT OR SEVERANCE ARRANGEMENTS; REASONABLE EXPENSES ARE REIMBURSED

         Except as indicated above, no person has a written or oral employment contract or severance compensation arrangement (aggregating over $500,000) for retirement or any other termination of employment with Alfa or its subsidiaries, or for a change in control, or for a change in responsibilities after a change in control. Officers and Directors are reimbursed for out-of-pocket business expenses. So long as the expenses are reasonable and accounted for to the satisfaction of the Board of Directors, there is no predetermined limitation on the amount which may be reimbursed.

REPRICING OF OPTIONS / SARS

         In the last fiscal year the registrant, while a reporting company under the Securities Exchange Act of 1934 Section 13(a), did not reprice (by any means) outstanding stock options for the named executive officers.

NO BENEFIT PLANS; STOCK OPTION PLAN MAY BE ADOPTED

         As indicated above, at the present time, Alfa has no option, severance, retirement, pension, profit sharing, or similar programs for the benefit of its employees. Alfa expects to adopt a stock option or incentive plan pursuant to which options or shares can be granted to key employees, officers, directors and consultants of Alfa. The number of shares and other terms have not been determined, and will be set by the Board of Directors based on its analysis of Alfa's need for such incentives. There currently are no issued or outstanding options, warrants or rights granted to any Director, officer, employee or consultant of Alfa in the nature of compensation. See "CONVERSION OPTION" under "MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS" as to 4,000,000 shares issuable to two corporations controlled by Joseph Alfano, Alfa's President and 53.5% shareholder (12,200,000 shares).


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Alfa's subsidiary, Ontario Power Contracting Limited, was indirectly acquired as of the opening of business June 1, 2001 from two corporate shareholders controlled by Joseph Alfano, who then became Alfa's President, Director and 53.5% shareholder. Due to Canadian capital gains tax law, the selling shareholders were issued Class A Preference Shares of an Alfa subsidiary, which shares have a $1,250,000 liquidation preference, a $1,250,000 redemption right by the shareholders (waived until June 1, 2003), and a conversion (exchange) option for 4,000,000 Common Shares of Alfa restricted stock. See "CONVERSION OPTION" under "MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDERS MATTERS" herein.

         In the latter part of 2000, Ontario Power had made a $238,750 unsecured, non-interest bearing loan to one of those corporate shareholders, Carmine Industries, Ltd., owned by Mr. Alfano. The loan is scheduled for repayment by the third quarter of 2002.

         Sales for the year ended December 31, 2001 and 2000 included $0 and $123,200, respectively to Limehouse Clay Products, Ltd. (an Ontario corporation), owned by Mr. Alfano. See Note J to the December 31, 2001 Financial Statements.

         Alfa paid management fees in the amount of $45,820 and $0 for the years ended December 31, 2001 and 2000, respectively to a related company. Alfa's majority shareholder and President, Joseph Alfano is the shareholder of the related company. See Note J to the December 31, 2001 Financial Statements.

         Alfa's Board of Directors has not made a formal policy determination on related party transactions, which have been helpful to Alfa/Ontario on occasion. If an instance of proposed advantageous dealings is presented to the Board, it will be evaluated for fairness to Alfa. It will not be rejected simply because it involves a related party or a potential conflict of interest. Future related party sales or purchases also are intended to be at prices and on other terms which are deemed fair and equitable to Alfa, and comparable to those in dealings with unrelated parties.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Alfa's Restated Certificate of Incorporation (the "Certificate of Incorporation") and By-laws as amended (the "By-laws") provide for limitation of the liability of the Directors to Alfa and its stockholders and for indemnification of Directors, officers, employees and agents of Alfa, respectively, to the maximum extent permitted by the Delaware General Corporation Law ("Delaware Law").

         The Certificate of Incorporation provides that the Directors are not liable to Alfa or its stockholders for monetary damages for breaches of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to Alfa or its stockholders; (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law; (iii) for dividend payments or stock repurchases in violation of Delaware Law, or (iv) for any transaction from which the Director derived any improper personal benefit.

         The By-laws include provisions by which Alfa will indemnify its officers and Directors and other persons against expenses, judgments, fines and amounts paid in settlement with respect to threatened, pending or completed suits or proceedings against such persons by reason of serving or having served Alfa as officers, Directors or in other capacities, except in relation to matters with respect to which such persons shall be determined not to have acted in good faith, lawfully or in the best interests of Alfa. With respect to matters as to which Alfa's officers, Directors, employees, agents or other representatives are determined to be liable for misconduct or negligence in the performance of their duties, the By-Laws provide for indemnification only to the extent that Alfa determines that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Alfa.

         Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons, we are aware that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is unenforceable.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

STOCK OWNERSHIP

         The following table sets forth certain information as of the most recent practical date, March 21, 2002, concerning the beneficial ownership of each class of equity securities of Alfa or any parent or subsidiary corporation with respect to (i) each person or group (defined in Securities Exchange Act of 1934 Section 13(d)(3)) known by Alfa to own beneficially more than 5% of the outstanding shares, (ii) each of Alfa's Directors (and nominees) and executive officers, and (iii) all Directors and executive officers as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned. Common Stock of Alfa is the only outstanding equity security so owned.

NAME AND ADDRESS                        NUMBER OF SHARES
OF BENEFICIAL OWNER                     BENEFICIALLY OWNED      PERCENTAGE (1)
-------------------                     ------------------      --------------

Joseph Alfano                           12,200,000                  53.5 %
Director, President and CEO
396 Chrislea Road
Woodbridge, Ontario L4L 8A8 Canada

Robert Simone                           None                           -0-
Director, V.P. Finance and CFO
396 Chrislea Road
Woodbridge, Ontario L4L 8A8 Canada

Anthony Sanginesi                       None                           -0-
Director, V.P. Operations and COO,
General Manager
396 Chrislea Road
Woodbridge, Ontario L4L 8A8 Canada

All Directors and Executive
Officers as a group                     12,200,000                   53.5%

___________

     (1) Based on 22,803,058 shares of Common Stock issued and outstanding. 4,000,000 shares of Alfa (Delaware) Common Stock are issuable pursuant to a conversion (exchange) option granted to the former corporate holders of its subsidiary Alfa (Canada), which corporations are controlled by Mr. Alfano.

         See "CONVERSION OPTION" under "MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS" for information about a 4,000,000 share conversion option held by two corporations controlled by Mr. Alfano.

CHANGE IN CONTROL ARRANGEMENTS

         No arrangements are known to the registrant (Alfa), including any pledge of stock by the registrant or any parent corporation, which could change control of the registrant, except that it is theoretically possible, under extremely unlikely conditions, that the majority shareholder's Common Stock percentage of record could be diluted to 50% or less by issuance of 4,000,000 conversion shares. Also, Alfa may issue on a private, that is exempt basis, a number of restricted (not freely transferable) or public, that is registered (freely tradable), debt or equity securities which may include or be convertible into Common Stock. The amount, timing and other terms of such issues for operational funding or corporate acquisitions for growth, as to which there cannot be any guarantee, cannot be predicted at this time, but might be substantial. Such issuance also could and probably will dilute Mr. Alfano's voting percentage of record below 50%. See "CONVERSION OPTION" and "POSSIBLE PRIVATE STOCK ISSUES FOR CASH OR ACQUISITIONS" under "MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS".

                            DESCRIPTION OF SECURITIES

GENERAL

         Alfa's authorized capitalization is 50,000,000 shares of Common Stock, $.001 par value per share, of which 22,803,058 shares are currently issued and outstanding. Holders of shares of Common Stock are entitled to one vote per share on matters to be voted upon by the stockholders, to receive dividends when and if declared by the Board of Directors of Alfa, and to share ratably in the assets of Alfa legally available for distribution to stockholders in the event of liquidation or dissolution of Alfa.


         The Common Stock has no pre-emptive rights and no subscription, redemption or conversion privileges. Holders of the stock do not have cumulative voting rights, which absence means that the holders of more than one-half of the shares voting for the election of Directors can elect all of the Directors. All of the outstanding shares are fully paid and not liable for further call or assessment. There are no outstanding warrants or options for the purchase of any shares of Alfa's Common Stock, except that 4,000,000 restricted shares are issuable as described below under "CONVERSION OPTION" in "MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS".

         Certain provisions of the Delaware General Corporation Law ("Delaware Law") and of Alfa's By-Laws summarized in the following paragraphs may be considered to have an anti-takeover effect. That is, they may delay, deter or prevent a tender offer, proxy contest or other takeover attempt that a stockholder might consider to be in such stockholder's best interest, including such an attempt as might result in payment of a premium over the market price of shares held by stockholders.

DELAWARE ANTI-TAKEOVER LAW

         Alfa, as a Delaware corporation, is subject to the provisions of Delaware Law, including Section 203. In general, Section 203 prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of a transaction in which such person became an interested stockholder unless: (i) prior to such date the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or (ii) upon becoming an interested stockholder, the stockholder then owned at least 85% of the voting stock, as defined in Section 203; or (iii) subsequent to such date, the business combination is approved by both the Board of Directors and the holders of at least 66 2/3% of the corporation's outstanding voting stock, excluding shares owned by the interested stockholder. For these purposes the term "business combination" includes mergers, asset sales and other similar transactions with an "interested stockholder." An "interested stockholder" is a person who, together with affiliates and associates, owns (or within the prior three years did own) 15% or more of the corporation's voting stock. Although Section 203 permits a corporation to elect not to be governed by its provisions, Alfa to date has not made such an election.

SPECIAL MEETINGS OF STOCKHOLDERS

         Alfa's By-laws provide that special meetings of stockholders may be called only by the President, by request of a majority of the Board of Directors, or by the Secretary upon the written request of the holders of not less than 25% of the shares of stock outstanding and entitled to vote at the meeting. These provisions may make it more difficult for stockholders to take action opposed by the Board of Directors.


                                 TRANSFER AGENT

         Olde Monmouth Stock Transfer Co., Inc. at 77 Memorial Parkway, Suite 101, Atlantic Highlands, New Jersey 07716 is the Registrar and Transfer Agent for Alfa's Common Stock.


            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

MARKET INFORMATION

         As of date hereof, there is no established U.S. or Canadian or other public trading market and there cannot be any guarantee that a market will develop and be sustained for Alfa's Common Stock, the only class of equity securities that Alfa has authorized, issued and outstanding. There are no options or warrants to purchase, or securities convertible into, the Common Stock except that 4,000,000 restricted shares are issuable as described below under "CONVERSION OPTION".

         There are 10,603,058 shares (46.5%) of Alfa's outstanding stock, not owned by Alfa's officers, Directors or over 5% shareholders, referred to as the "public float". Most of those shares had been issued in mid-1995 to Alfa's former major owner, Edward M. "Ted" Slessor, a Canadian. In 1996 -1997, due to health reasons and failure of Mr. Slessor to achieve funding for operations, he made gifts of most of his stock in amounts up to 750,000 shares to approximately 30 past and current employees, suppliers and friends. Previously such shares would be deemed freely tradable and available for resale without conditions or restrictions pursuant to Rule 144 and/or other exemptions under the Securities Act of 1933, according to the terms thereof as formerly interpreted. However, by its No. 00-49 Notice to Members (broker dealers) the National Association of Securities Dealers ("NASD") announced a U.S. Securities and Exchange Commission ("SEC") January 21, 2000 Interpretive Letter. The NASD told broker dealers the SEC Letter administratively declared it would no longer recognize the free trading status of shares issued by "blank check" (shell) companies to founders or affiliates (such as a majority shareholder, Mr. Slessor). The SEC therefore regards such persons and their transferees as statutory "underwriters" and requires registration under the Securities Act of 1933 of their shares prior to resale, Rule 144 not being available despite "technical compliance" with its exemption provisions. All such shares are being registered by the Form SB-2 Registration Statement of which this Prospectus is Part I, in order to comply with the SEC's administrative position, although Alfa is not conceding that it was a "blank check" company. Copies of the NASD's Notice to Members No. 00-49, containing the SEC Letter and seven examples of "blank check" shell companies, may be obtained from the NASD Website at www.nasd.com (on the right hand side of the page click "NOTICE TO MEMBERS"). If you do not have access to a computer or the Internet, most local public libraries provide access which you can use to obtain this information, or call the NASD at (301) 590-6500.

         Except for the shares hereby being offered by Alfa at $6.50, no Common Stock is being or proposed to be publicly offered by the registrant (Alfa) other than pursuant to an employee benefit plan or dividend reinvestment plan (if and when adopted), the offering of which could have a material effect on the market price.

         Alfa is unable to predict when or to what extent any securities will be sold under Rule 144 or otherwise. The availability of shares for sale or the public sale of large amounts of Alfa's Common Stock could have a significant adverse effect upon the market price of the Common Stock and upon Alfa's ability to sell additional securities publicly.

         Alfa has filed a Form 211 Information Statement application with the NASD but there cannot be any guarantee that its stock will be traded on the NASDAQ Bulletin Board.

         Alfa may hire one or more public relations firms and/or a market maker to assist it in attracting potential investors to support a trading market, but no agreements for same are being negotiated as of the date of this Prospectus, and no guarantee can be given that same can be retained or will be successful.

HOLDERS

         There are approximately 2,069 stockholders of record of the Common Stock of Alfa according to the March 21, 2002 records of Alfa's transfer agent, Olde Monmouth Stock Transfer Co., Inc. of Atlantic Highlands, New Jersey.

DIVIDENDS

         Alfa has not declared or paid dividends on its Common Stock during the existence of Alfa and of its direct and indirect subsidiaries or predecessor companies. Alfa intends to declare and pay dividends in the future, subject to Alfa's achieving such net income and cash flow levels as may be established by Alfa's Board of Directors. The actual dividends declared at the discretion of the Board of Directors will depend on a number of factors including future earnings, working capital requirements, and the cash flow of Alfa. As to a subsidiary's $75,000 Class A Preference Shares dividend, see "CONVERSION OPTION" below.

EQUITY COMPENSATION PLAN

         The registrant has no securities authorized for issuance under any equity compensation plan. However, the Board intends to consider a stock option or incentive plan when conditions appear to be appropriate. The amount and terms of such issuances cannot be determined or predicted at this time, but might be substantial.

CONVERSION OPTION

         Due to Canadian capital gains tax law, the acquisition as of the opening of business on June 1, 2001 by Alfa Canada of its operating subsidiary Ontario Power Contracting Limited involved the issuance to Ontario Power's two corporate shareholders of 1,000 of Alfa Canada's Class A Preference Shares (nonvoting) with a stated value of $2,000,000 CDN ($1,250,000 USD). To allow future simplification of such capitalization (to facilitate stock sales or corporate acquisitions), an Amended Option Agreement allows the Class A conversion into 4,000,000 restricted shares of Alfa Delaware Common Stock. Alfa's Financial Statements reflect earnings per share on a fully diluted basis as if the 4,000,000 shares are outstanding. Until converted, the Class A Preference Shares bear a 6% non-cumulative dividend totaling $120,000 CDN per year (or $75,000 US at a currency translation ratio of 1.6 CDN to 1 USD), and would be entitled to a liquidation preference, or to a redemption price beginning June 1, 2003 at the shareholders election (on 30 or more days notice), of $2,000,000 CDN ($1,250,000 USD). Such 1,000 Class A Preference Shares (nonvoting) are held in equal amounts by Carmine Industries, Ltd. and 815748 Ontario Limited, both Province of Ontario corporations controlled by Alfa's majority shareholder and President, Joseph Alfano.

POSSIBLE PRIVATE OR PUBLIC STOCK ISSUES FOR CASH OR ACQUISITIONS

         Alfa may issue debt or equity securities which may include or be convertible into Common Stock. It is intended that such issues of restricted securities (not freely transferable) will be on an exempt, private placement basis, but they could be made on a registered (freely tradable) basis. The amount, timing, prices, ratios for conversion (if any), voting rights (if any), interest rates or dividend and redemption/liquidation rights (if any) and other terms of such issues cannot be predicted, but might possibly be substantial. Alfa has been engaged in negotiations with possible acquisition targets in the Southern United States, and has been indirectly approached for a possible issuance of its stock for cash. As of April 15, 2002, discussions are in the early stages, with no execution of letters of intent or memoranda of understandings or similar documents, and with no oral agreements or understandings on specific terms.

SHARES ELIGIBLE FOR FUTURE SALE

         We have 22,803,058 shares of issued and outstanding Common Stock out of 50,000,000 shares authorized. The 10,603,058 shares of Common Stock hereby registered will be freely transferable without restrictions or further registration under the Securities Act of 1933, except for any of our shares purchased by an "affiliate."

      "Affiliate" is defined by the Securities Act of 1933 and such status determines whether certain shares owned by or acquired from such a person are subject to the resale limitations of Rule 144 promulgated under the Securities Act of 1933. Generally, shares of stock owned or acquired by officers, directors, and over 10% shareholders, and shares acquired from them or from an issuer in private transactions, are "restricted securities". Such securities may be sold under Rule 144 in brokerage transactions and/or market maker transactions, after a one year period, provided such sales comply with the Rule 144 volume limitations. Under Rule 144, sales in a three-month period are limited to an amount equal to the greater of either one percent of our issued and outstanding Common Stock or the average weekly trading volume of the Common Stock during the four weeks prior to such sale. Rule 144 also permits the sale of shares without any quantity limitation by a person who is not our affiliate for at least three months and who has satisfied a two-year holding period.

         12,200,000 shares of stock are beneficially owned by Alfa's President, Joseph Alfano. Those shares are restricted securities under Rule 144, and have been beneficially owned since June 1, 2001. Future sales under Rule 144 may have an adverse effect on the market price of the shares of Common Stock.

                                LEGAL PROCEEDINGS

         Neither Alfa, nor any of its direct and indirect subsidiaries, is a party to, nor is the property or business of any of them the subject of, any material pending legal proceeding or threatened governmental legal proceeding, nor is any of their over 5% shareholders, affiliates, officers or directors, an adverse party to (nor do they have an adverse interest in) such pending proceedings.


                                  LEGAL MATTERS

         James R. Leone, P.O. Box 755, New Smyrna Beach, Florida 32170-0755, our securities counsel, has passed on the validity of the Common Stock.


                                     EXPERTS

         Rotenberg & Co., LLP, of Rochester, NY, independent certified public accountants, have audited our financial statements to the extent and for the periods set forth in their report. Our financial statements are included in this Prospectus in reliance upon their report, given upon their authority as experts in accounting and auditing.


                              AVAILABLE INFORMATION

         We have filed with the SEC a Registration Statement on Form SB-2 relating to the securities being offered. This Prospectus, which is Part I of the Registration Statement, does not contain all of the information included in the Registration Statement and the Exhibits and Schedules. For further information about us and about our securities, reference is made to the Registration Statement, including the exhibits and schedules. Statements contained in this Prospectus concerning the provisions or contents of any contract, agreement or any other document referred to are not necessarily complete. With respect to each such contract, agreement or document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matters involved.

         You can review and print copies of the Prospectus, Registration Statement, Exhibits and Schedule, as well as our future updated reports or registrations, at the SEC Website, at http://www.sec.gov. At your request, we will provide you, without charge, a copy of any information incorporated by reference in this Prospectus. If you want more information, write or call us at:
Alfa Utility Services, Inc., 396 Chrislea Road, Woodbridge, Ontario L4L 8A8 CANADA. Our telephone number is (905) 850-2220 and our fax number is (905) 850-9152.

         Our fiscal year ends on December 31. We will furnish our shareholders annual reports containing audited financial statements and other appropriate information. In addition, on May 14, 2002 we will become a fully reporting company and will file annual, quarterly and current reports, proxy statements or other information with the SEC. You may read and copy this Prospectus, our Registration Statements, and any reports, statements or other information we file at the SEC's Public Reference Room in Washington D.C. You can request copies of these documents, upon payment of a duplicating fee, by writing to the U.S. Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, DC 20549. Please call the SEC at (800) SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the Public on and may be computer printed from the SEC's Website at http://www.sec.gov.


                      MANAGEMENT'S DISCUSSION AND ANALYSIS

FORWARD LOOKING STATEMENTS

         Statements in this registration which are not historical facts, nonexclusively including statements below, may contain forward-looking statements that are subject to important factors that could cause actual results to differ materially from those in the forward-looking statement. Such factors nonexclusively include product demand; the effect of economic conditions; the impact of competitive services, products, and pricing; product developments; supply restraints or difficulties; industry regulation; the continued availability of capital resources and financing; acts of terrorism, war or civil unrest; and other risks set forth or incorporated herein and in Alfa's other Securities and Exchange Commission filings. Alfa does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of Alfa.

         Alfa has not released and does not presently intend to release any projections of revenues or net income, or other forward-looking statements, without complying with the requirements for such statements.

INTRODUCTION TO MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         Effective between the close of business on May 31, 2001, and the opening of business on June 1, 2001 pursuant to the terms and condition of an Amended Assignment of Stock and Amended Option Agreement and an Amended Consent of Directors and Shareholders, Alfa Utility Services Inc. (a Canadian Corporation) and its wholly owned subsidiary Ontario Power Contracting Limited, became wholly owned subsidiaries of Alfa Utility Services, Inc. (a Delaware Corporation, the registrant herein, referred to as "Alfa"). That transaction has been accounted for as a recapitalization, resulting in the historical operations of Ontario Power Contracting Limited being the historical operations of Alfa Utility Services, Inc. (a Delaware Corporation). Prior to the recapitalization, Alfa Utility Services, Inc. (a Delaware Corporation) had not engaged in any form of business activity and as a result, has no operating history. Accordingly, the following discussion and analysis of financial conditions and results of operations is a discussion of the historical financial performance of Ontario Power Contracting Limited.

Alfa generates revenue by:

     o Installation of the joint use underground primary, secondary and streetlight distribution systems for residential developments
     o Reconstruction and rehabilitation of parts of a Public Utility's primary and secondary distribution systems
     o General civil/electrical and maintenance work for existing power producers and energy service providers
     o    Installation of new underground communications distribution systems
     o Installation of natural gas, waterworks, and sewer distribution systems
     o Design and installation of electrical utilities, communications, natural gas pipelines, sewer and waterworks systems in new development sites for developers and municipalities

     The following discussion and analysis of Alfa's financial condition and results of operations should be read in conjunction with the financial statements appearing below.

RESULTS OF OPERATIONS IN PERCENTAGES

         The following table sets forth a statement of operations and comprehensive income data of Alfa expressed as a percentage of sales for the periods indicated:

                                                             YEAR ENDED
                                                             DECEMBER 31,
                                                           2001       2000
                                                          -------------------
                                                             PERCENTAGES
Total Sales                                                 100.0      100.0
Total Cost of Goods Sold                                     86.2       88.0
                                                          -------------------
Gross Profit                                                 13.8       12.0
Total Operating Expenses                                     12.6       10.7
                                                          -------------------
Income From Operations                                        1.2        1.3
Interest Expense, Net                                        -0.7       -1.1
                                                          -------------------
Income Before Income Taxes                                    0.5        0.2
Provision for Income Taxes                                    1.4        0.2
                                                          -------------------
Net (Loss) Income                                            -0.9        0.0
Other Comprehensive Loss, Net of Income Tax                  -0.4       -0.2
                                                          -------------------
Comprehensive Loss                                           -1.3       -0.2
                                                          ===================


SALES

         Sales for the year ended December 31, 2001 increased $2,228,000 or 23% to $12,091,000 from $9,863,000 for the year ended December 31, 2000.

         Sales growth was chiefly driven by increased activities in the Residential Subdivision-Servicing group. In addition to improved volume generated by the aforementioned group, the Natural Gas group increased capacity in the second quarter of 2001 to allow for the complete internal fulfillment of gas infrastructure requirements. Historically, Ontario Power had joint bid on projects and parceled out the natural gas portion. Management expects the volume of revenue obtained from the Natural Gas group to grow in importance and represent 10% of Alfa's gross volume by the end of 2002.

COST OF GOODS SOLD

         Cost of Goods Sold for the year ended December 31, 2001 was $10,427,000 or 86.2% of sales as compared to $8,682,000 or 88.0% of sales for the year ended December 31, 2000.

         The decrease in cost of goods sold as a percentage of sales is due to better purchasing of materials and increased efficiency.

         Increased working capital will allow Alfa to take advantage of invoicing discounts for prompt payments, which represent a possible 3 to 5% improvement in cost of goods sold. In addition, as Natural Gas, Overhead/Electrical and Lateral Service groups each enjoy much higher gross margin levels, a focus on growth in these segments will aid in improved overall cost of goods sold results.

GENERAL AND ADMINISTRATIVE EXPENSE

         General and administrative expense for the year ended December 31, 2001 increased $373,000 or 44% to $1,219,000 from $846,000 for the year ended December 31, 2000.

         This increase in general and administrative expense is a result of increased spending in a number of areas, namely, administrative salaries and professional service fees. Administrative salaries increased during the year ended December 31, 2001 due to the hiring of a Chief Financial Officer. The increase in professional service fees is related to the costs associated with the registration of Alfa with the Securities and Exchange Commission. It is management's goal to grow general and administrative expense at a rate not to exceed 60% of net income growth for future periods.

DEPRECIATION AND AMORTIZATION

         Depreciation and amortization expense for the year ended December 31, 2001 increased $90,000 or 43% to $301,000 from $211,000 for the year ended December 31, 2000.

         Depreciation and amortization expense increases can be associated with the requirement for additional light and heavy construction equipment brought on by increased work volume in the same period. Management is experimenting with the employment of owner operated construction equipment. Provided this experiment continues to yield positive results, we would expect depreciation and amortization expenses to decrease as a component of total expenses in periods to come, as less equipment would have to be purchased.

PROVISION FOR INCOME TAXES

         The provision for income taxes has increased $144,000 to $161,000 for the year ended December 31, 2001 from $16,000 for the year ended December 31, 2000 due to the adjustment of deferred taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", for the higher tax rate that Alfa will be required to pay once it becomes a "public" reporting company.

NET LOSS

         The net loss for the year ended December 31, 2001 was $104,000 compared to net income of $3,000 for the year ended December 31, 2000, due to the factors discussed above.

CAPITAL RESOURCES AND LIQUIDITY

         Alfa's cash flow from operations was $449,000 and $565,000 for the years ended December 31, 2001 and 2000, respectively. The decrease is due to a net loss rather than net income and an increase in accounts receivable due to an increase is sales. This was offset by better management of inventory and accounts payable and an increase in deferred taxes due to the higher tax rate.

         Cash provided by investing activities was $8,000 for the year ended December 31, 2001. Cash used in investing activities was $921,000 for the year ended December 31, 2000. The increase in cash provided is mainly due to the fact that there were lower purchases of property, plant and equipment and much larger proceeds from sales of property, plant and equipment in 2001.

         Cash used in financing activities was $457,000 for the year ended December 31, 2001. Cash provided by financing activities was $356,000 for the year ended December 31, 2000. The change is due to net repayment on borrowings in the year ended December 31, 2001 and net borrowings in the year ended December 31, 2000.

         The large increase in accounts receivable from December 31, 2000 to December 31, 2001 is due to an increase in sales of $2.2 million for the year ended December 31, 2001 as compared to the year ended December 31, 2000.

         Inventory has decreased from $571,000 at December 31, 2000 to $411,000 at December 31, 2001. This reduction is due to management's concerted effort to improve working capital. Management is accomplishing this through better use of just-in-time inventory. Whenever possible, inventory is being delivered directly to the construction site rather than being stored in the warehouse for a period of time prior to use at the construction site.

         Similarly, there has been an increase in the accounts payable balance. The accounts payable balance increased from $1.6 million at December 31, 2000 to $2.7 million at December 31, 2001. This is also due to the increase in sales. In addition, management has accomplished this by an extension of payment terms on vendor payables.

         Property, plant and equipment, net has decreased from $1.3 million at December 31, 2000 to $1.1 million at December 31, 2001 and debt has decreased from $1.3 million at December 31, 2000 to $0.9 million at December 31, 2001 due to the sale-leaseback of equipment during the year.

         Alfa currently has a Revolving Demand Credit Facility in the amount of the lesser of $1 million (CDN) or 80% of the receivables value, as defined in the credit agreement (of which $257,865 was outstanding as of December 31, 2001). The loan could have been increased to $1.15 million (CDN) between October 31, 2000 and February 28, 2001. The loan bears interest at the prime rate plus 1% if the loan is under $1 million (CDN) and at the prime rate plus 1.25% if the loan is over $1 million (CDN). Alfa also must pay an administration fee of $50 monthly.

         The Credit Facility is renewable yearly. Interest only is payable monthly on the Facility. The Facility is secured by all assets of Alfa, various insurance policies and a personal guarantee of one of the directors of Alfa.

         The Credit Facility contains various covenants pertaining to the maintenance of net worth, direct borrowings, leverage and liquidity requirements. At December 31, 2001, Alfa was not in compliance with certain covenants. Under the terms of the agreement, the bank may call the loan if Alfa is in violation of any restrictive covenant. Alfa has not obtained a waiver from the bank. Accordingly, the entire amount of the borrowings has been included in current liabilities. The management of Alfa has the means and the willingness to refinance the debt should demand for payment be made.

INFLATION

         Alfa does not believe its operations have been materially affected by inflation. Inflation is not expected to have a material future effect.


                              FINANCIAL STATEMENTS

         On the following pages are the Index to Financial Statements together with the Auditors Report, the Financial Statements, and the Notes to Financial Statements. They are followed by the "SUBSCRIPTION AGREEMENT".


               [Any blank remainder of this page is intentional.]

                         ALFA UTILITY SERVICES, INC.
                            (A DELAWARE CORPORATION)
                           Woodbridge, Ontario Canada

                  --------------------------------------------
                                FINANCIAL REPORTS
                                       AT
                                DECEMBER 31, 2001
                  --------------------------------------------

ALFA UTILITY SERVICES, INC.
(A DELAWARE CORPORATION)
WOODBRIDGE, ONTARIO CANADA


TABLE OF CONTENTS
--------------------------------------------------------------------------------


Independent Auditor's Report                                                 1

Consolidated Balance Sheet at December 31, 2001 and 2000                     2

Consolidated Statement of Changes in Stockholders' Equity for the
  Years Ended December 31, 2001 and 2000                                     3

Consolidated Statement of Operations and Comprehensive Income for the
  Years Ended December 31, 2001 and 2000                                     4

Consolidated Statement of Cash Flows for the Years Ended December 31,
  2001 and 2000                                                              5

Notes to Consolidated Financial Statements                                 6-12

                     INDEPENDENT AUDITOR'S REPORT



To the Board of Directors
Alfa Utility Services, Inc.
Woodbridge, Ontario Canada


           We have audited the accompanying consolidated balance sheet of Alfa Utility Services, Inc. as of December 31, 2001 and 2000, and the related consolidated statements of changes in stockholders' equity, operations and comprehensive income, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

           We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

           In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Alfa Utility Services, Inc. as of December 31, 2001 and 2000, and the results of its operations and comprehensive income and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.








/s/ Rotenberg & Co., LLP
------------------------




Rotenberg & Co., LLP
Rochester, New York
  March 29, 2002




ALFA UTILITY SERVICES, INC.
(A DELAWARE CORPORATION)
WOODBRIDGE, ONTARIO CANADA


CONSOLIDATED BALANCE SHEET
==========================================================================================

December 31,                                                       2001              2000
------------------------------------------------------------------------------------------

ASSETS

CURRENT ASSETS
Accounts Receivable - Net of Allowances                         $ 2,773,513    $ 1,735,448
Inventories                                                         410,890        570,826
Income Taxes Receivable                                                  28            674
Prepaid Expenses, Deposits and Other Current Assets                 106,828         80,158
------------------------------------------------------------------------------------------

TOTAL CURRENT ASSETS                                              3,291,259      2,387,106

PROPERTY AND EQUIPMENT - NET OF ACCUMULATED DEPRECIATION          1,083,854      1,289,512

OTHER ASSETS
Due from Related Parties                                            204,960        219,063
------------------------------------------------------------------------------------------

TOTAL ASSETS                                                    $ 4,580,073    $ 3,895,681
==========================================================================================


LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Demand Loan                                                     $   257,865    $   305,003
Capital Lease Payable - Due Within One Year                          53,061           --
Long-Term Debt - Due Within One Year                                160,528        247,112
Deferred Income Taxes                                               174,628         80,631
Accounts Payable and Other Accrued Expenses                       2,688,673      1,646,699
------------------------------------------------------------------------------------------

TOTAL CURRENT LIABILITIES                                         3,334,755      2,279,445

OTHER LIABILITIES
Capital Lease Payable - Due After One Year                           83,808           --
Long-Term Debt - Due After One Year                                 372,056        730,953
Deferred Income Taxes                                                87,154         31,848
------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                                 3,877,773      3,042,246
------------------------------------------------------------------------------------------

STOCKHOLDERS' EQUITY
Common Stock - $.001 Par; 50,000,000 Shares Authorized,
               22,803,058 Issued and Outstanding                     22,803         22,803
Additional Paid-In Capital                                           95,445         95,445
Retained Earnings                                                   731,207        835,681
Accumulated Other Comprehensive Loss                               (147,155)      (100,494)
------------------------------------------------------------------------------------------

TOTAL STOCKHOLDERS' EQUITY                                          702,300        853,435
------------------------------------------------------------------------------------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                      $ 4,580,073    $ 3,895,681
==========================================================================================



    The accompanying notes are an integral part of this financial statement.


ALFA UTILITY SERVICES, INC.
(A DELAWARE CORPORATION)
WOODBRIDGE, ONTARIO CANADA


CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
===============================================================================================================

                                               COMMON                               ACCUMULATED
                                               STOCK      ADDITIONAL                  OTHER          TOTAL
                               NUMBER OF     $.001 PAR     PAID-IN     RETAINED   COMPREHENSIVE  STOCKHOLDERS'
                                SHARES         VALUE       CAPITAL     EARNINGS       LOSS          EQUITY
---------------------------------------------------------------------------------------------------------------

BALANCE - JANUARY 1, 2000     22,803,058   $   22,803   $   95,445   $  832,314    $  (73,592)   $  876,970

Net Income                          --           --           --          3,367          --           3,367

Other Comprehensive Loss            --           --           --           --         (26,902)      (26,902)
---------------------------------------------------------------------------------------------------------------

BALANCE - DECEMBER 31, 2000   22,803,058       22,803       95,445      835,681      (100,494)      853,435

Net Loss                            --           --           --       (104,474)         --        (104,474)

Other Comprehensive Loss            --           --           --           --         (46,661)      (46,661)
---------------------------------------------------------------------------------------------------------------

BALANCE - DECEMBER 31, 2001   22,803,058   $   22,803   $   95,445   $  731,207    $ (147,155)   $  702,300
===============================================================================================================




    The accompanying notes are an integral part of this financial statement.


ALFA UTILITY SERVICES, INC.
(A DELAWARE CORPORATION)
WOODBRIDGE, ONTARIO CANADA


CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME
================================================================================

For the Years Ended December 31,                       2001            2000
--------------------------------------------------------------------------------

SALES                                              $ 12,090,683    $  9,862,552
--------------------------------------------------------------------------------

COST OF GOODS SOLD
Subdivision Material                                  5,298,096       6,172,921
Wages                                                 3,110,267       2,086,529
Other                                                 2,018,976         422,883
--------------------------------------------------------------------------------

TOTAL COST OF GOODS SOLD                             10,427,339       8,682,333
--------------------------------------------------------------------------------

GROSS PROFIT                                          1,663,344       1,180,219
--------------------------------------------------------------------------------

OPERATING EXPENSES
General and Administrative                            1,219,486         846,081
Depreciation and Amortization                           300,946         211,036
--------------------------------------------------------------------------------

TOTAL OPERATING EXPENSES                              1,520,432       1,057,117
--------------------------------------------------------------------------------

INCOME FROM OPERATIONS                                  142,912         123,102
--------------------------------------------------------------------------------

INTEREST EXPENSE, net of interest income
of $7,742 in 2001 and $0 in 2000                        (86,690)       (103,524)
--------------------------------------------------------------------------------

INCOME BEFORE INCOME TAXES                               56,222          19,578

PROVISION FOR INCOME TAXES                              160,696          16,211
--------------------------------------------------------------------------------

NET (LOSS) INCOME                                      (104,474)          3,367

OTHER COMPREHENSIVE LOSS, NET OF INCOME TAX
Foreign Currency Translation                            (46,661)        (26,902)
--------------------------------------------------------------------------------

COMPREHENSIVE LOSS FOR THE PERIOD                  $   (151,135)   $    (23,535)
================================================================================

INCOME (LOSS) PER COMMON SHARE - BASIC             $       0.00    $       0.00
INCOME (LOSS) PER COMMON SHARE - DILUTED           $       0.00    $       0.00
================================================================================

WEIGHTED AVERAGE NUMBER OF
  COMMON SHARES OUTSTANDING - BASIC                  22,803,058      22,803,058
WEIGHTED AVERAGE NUMBER OF
  COMMON SHARES OUTSTANDING - DILUTED                26,803,058      26,803,058
================================================================================




    The accompanying notes are an integral part of this financial statement.



ALFA UTILITY SERVICES, INC.
(A DELAWARE CORPORATION)
WOODBRIDGE, ONTARIO CANADA


CONSOLIDATED STATEMENT OF CASH FLOWS
================================================================================


For the Years Ended December 31,                           2001          2000
--------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES

NET (LOSS) INCOME                                     $  (104,474)   $     3,367

NON-CASH ADJUSTMENTS
Depreciation and Amortization                             300,946        211,036
Gain on Sale of Equipment                                 (22,285)          (381)

CHANGES IN OPERATING ASSETS AND LIABILITIES
Accounts Receivable                                    (1,174,636)       725,591
Inventories                                               130,550       (114,953)
Income Taxes Receivable                                       625        (25,419)
Prepaid Expenses, Deposits and
  Other Current Assets                                    (33,318)        10,477
Accounts Payable and Other Accrued Expenses             1,173,330       (261,159)
Deferred Income Taxes                                     160,696         16,211
--------------------------------------------------------------------------------

NET CASH FLOWS FROM OPERATING ACTIVITIES                  432,434        564,770
--------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
Repayments from (Advances to) Related Party                 1,361       (107,665)
Purchases of Property, Plant and Equipment               (471,726)      (828,838)
Proceeds from Sale of Property, Plant and Equipment       494,881         15,416
--------------------------------------------------------------------------------

NET CASH FLOWS FROM INVESTING ACTIVITIES                   24,516       (921,087)
--------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of Demand Loan                                  (30,249)      (231,926)
Proceeds from Long-Term Debt                              251,852        752,845
Repayment of Long-Term Debt                              (652,296)      (164,602)
Repayment of Capital Lease Obligation                     (26,257)          --
--------------------------------------------------------------------------------

NET CASH FLOWS FROM FINANCING ACTIVITIES                 (456,950)       356,317
--------------------------------------------------------------------------------

EFFECT OF EXCHANGE RATE CHANGES ON
  CASH AND CASH EQUIVALENTS                                  --             --
--------------------------------------------------------------------------------

Net Increase in Cash and Cash Equivalents                    --             --

Cash and Cash Equivalents - Beginning of Year                --             --
--------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS - END OF YEAR               $      --      $      --
================================================================================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash Paid During the Year for Income Taxes            $      (625)   $    25,419
Cash Paid During the Year for Interest - Net          $    86,690    $   103,524
--------------------------------------------------------------------------------

NON-CASH INVESTING ACTIVITIES
Acquisition of Equipment Under Capital Leases         $   168,066    $      --
================================================================================



    The accompanying notes are an integral part of this financial statement.

ALFA UTILITY SERVICES, INC.
(A DELAWARE CORPORATION)
WOODBRIDGE, ONTARIO CANADA


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================


NOTE A - THE COMPANY
         The original company was incorporated under the laws of the state of Delaware on December 15, 1994 as Triad Instrument Co. Inc. Subsequently, Triad's name was changed to Envirotech Mfg. Corp., then Alfa Utility Services, Inc. (A Delaware Corporation) (the Company) on June 1, 2001.

         On June 1, 2001, pursuant to a reorganization, Alfa Utility Services Inc. (a Canadian Corporation) and its wholly owned subsidiary, Ontario Power Contracting Limited, became wholly owned subsidiaries of Alfa Utility Services, Inc. (A Delaware Corporation). The transaction was accounted for as a recapitalization, resulting in the historical operations of Ontario Power Contracting Limited being the historical operations of Alfa Utility Services, Inc.

         SCOPE OF BUSINESS
         The Company is a full service utility construction and maintenance company, concentrating on electrical utilities, communications, natural gas pipelines, sewer and waterworks systems, currently serving the city of Toronto, Ontario Canada and surrounding areas.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
         METHOD OF ACCOUNTING
         The Company maintains its books and prepares its financial statements on the accrual basis of accounting.

         PRINCIPLES OF CONSOLIDATION
         The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Alfa Utility Services Inc. and Ontario Power Contracting Limited. All significant intercompany balances and transactions have been eliminated in the consolidation.

         RECLASSIFICATIONS
         Certain amounts in the prior year financial statements have been reclassified to conform with the current year presentation.

         FOREIGN CURRENCY TRANSLATION
         The Company's foreign operations are measured using the local currency as the functional currency. Assets and liabilities are translated at exchange rates as of the balance sheet date. Revenues, expenses and cash flows are translated at weighted average rates of exchange in effect during the year. The resulting cumulative translation adjustments have been recorded as a separate component of stockholders' equity and comprehensive income. Foreign currency transaction gains and losses are included in comprehensive income.

         CASH AND CASH EQUIVALENTS
         Cash and cash equivalents include time deposits, certificates of deposit, and all highly liquid debt instruments with original maturities of three months or less. The Company maintains cash and cash equivalents at financial institutions which periodically may exceed federally insured amounts.


                                                                     -continued-

ALFA UTILITY SERVICES, INC.
(A DELAWARE CORPORATION)
WOODBRIDGE, ONTARIO CANADA


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

         PROPERTY, EQUIPMENT AND DEPRECIATION
         Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed on accelerated methods over the estimated useful lives as follows:

                     Automotive Equipment                  3 - 4 Years
                     Computers                             3 - 4 Years
                     Machinery and Equipment                   5 Years
                     Office Equipment                          5 Years

         Leasehold improvements are being depreciated on a straight-line basis over five years. Maintenance and repairs are charged to expense as incurred. Upon sale or retirement of assets, the cost and related accumulated depreciation are eliminated from the accounts, and any resulting gain or loss is recognized.

         IMPAIRMENT OF ASSETS
         In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of," the Company assesses all long-lived assets for impairment at least annually or whenever events or circumstances indicate that the carrying amount may not be recoverable.

         INVENTORY
         Inventory is comprised of raw materials and is stated at the lower of cost or market. Cost is determined by the first-in, first-out method and market is based on the lower of replacement cost or net realizable value.

         USE OF ESTIMATES
         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results can differ from those estimates.

         ADVERTISING
         The Company expenses advertising costs as incurred.

         REVENUE RECOGNITION
         The Company recognizes revenue as each stage of a contract is completed. The final holdback amount, which approximates ten per cent of the total contract, is recognized after final approval of the project. This generally occurs within 30 days of the completion of work. Contracts generally do not extend for periods in excess of one year.

                                                                     -continued-

ALFA UTILITY SERVICES, INC.
(A DELAWARE CORPORATION)
WOODBRIDGE, ONTARIO CANADA


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

         FINANCIAL INSTRUMENTS
         The Company's financial instruments consist of cash, long-term debt and accounts payable. Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair value of these financial instruments approximates their carrying value, unless otherwise noted.

         INCOME TAXES
         The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," using the asset and liability approach, which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of such assets and liabilities. This method utilizes enacted statutory tax rates in effect for the year in which the temporary differences are expected to reverse and gives immediate effect to changes in the income tax rates upon enactment.

NOTE C - ACCOUNTS RECEIVABLE
         Accounts receivable consisted of the following:

         ------------------------------------------ --------------- ------------
         December 31,                                    2001            2000
         ------------------------------------------ --------------- ------------

         Accounts Receivable                         $ 2,776,656     $ 1,744,795

         Less:  Allowance for Doubtful Accounts            3,143           9,347
         ------------------------------------------ --------------- ------------

         Net Accounts Receivable                     $ 2,773,513     $ 1,735,448
         ------------------------------------------ --------------- ------------

NOTE D - PROPERTY AND EQUIPMENT
         Property and equipment consisted of the following:

         ---------------------------------- ---------- ---------- ----------- -----------
                                               OWNED      LEASED      TOTAL       Total
         December 31,                                      2001                    2000
         ---------------------------------- ---------- ---------- ----------- -----------

         Automotive Equipment               $  595,365     $  --    $ 595,365   $ 666,120
         Computer Equipment and Software        88,116        --       88,116      50,945
         Contractor's Equipment                902,384   168,066    1,070,450   1,193,457
         Furniture and Fixtures                 54,262        --       54,262      44,467
         Office Equipment                       16,656        --       16,656      11,779
         Leasehold Improvements                 25,640        --       25,640      22,024
         ---------------------------------- ---------- ---------- ----------- -----------
                                            $1,682,423 $ 168,066  $ 1,850,489 $ 1,988,792
         Less:  Accumulated Depreciation       750,402    16,233      766,635     699,280
         ---------------------------------- ---------- ---------- ----------- -----------

         Net Property and Equipment         $  932,021 $ 151,833  $ 1,083,854 $ 1,289,512
         ---------------------------------- ---------- ---------- ----------- -----------

ALFA UTILITY SERVICES, INC.
(A DELAWARE CORPORATION)
WOODBRIDGE, ONTARIO CANADA


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

NOTE E - DEMAND LOAN
         The demand loan consisted of the following:

         =======================================================================
         December 31,                                     2001          2000
         -----------------------------------------------------------------------

         Demand Loan, prime plus 1.0%, secured by
         all assets of the Company, various
         insurance policies and a personal guarantee
         of one of the directors of the Company.         $ 257,865   $ 305,003

         -----------------------------------------------------------------------

         The prime rate was 4.00% and 7.50% at December 31, 2001 and 2000, respectively.

         The demand loan contains various covenants pertaining to the maintenance of net worth, direct borrowings, leverage, and liquidity requirements. At December 31, 2001 and 2000, the Company was not in compliance with certain ratios. Under the terms of the agreement, the bank may call the loan if the Company is in violation of any restrictive covenant. As of March 29, 2002, the Company had not obtained a waiver from the bank. Accordingly, the entire amount of the borrowings has been included in current liabilities. The management of the Company has the means and the willingness to refinance the debt should demand for payment be made.

NOTE F - LONG-TERM DEBT
         Long-term debt consisted of the following:

         -----------------------------------------------------------------------
         December 31,                                     2001       2000
         -----------------------------------------------------------------------

         Lien Notes, 3.0% to 4.9%, secured by
         automotive and contractor's
         equipment, due in installments
         through 2005.
                                                        $ 150,722   $ 269,672

         Lien Notes, 5.90% to 10.25%, secured by
         automotive and contractor's
         equipment, due in installments through 2005.
                                                          381,862     708,393
         ---------------------------------------------- --------- -----------

         Total Long-Term Debt                           $ 532,584   $ 978,065

         Less:  Current Portion                           160,528     247,112
         ---------------------------------------------- --------- -----------

         Amount Due After One Year                      $ 372,056   $ 730,953
         ====================================================================

         Annual maturities of debt for the five years succeeding December 31, 2001 are as follows:

             2002        2003       2004        2005        2006          Total
         ----------- ----------- ----------- ----------- ----------- -----------
          $ 160,528   $ 167,328   $ 164,493    $ 40,235     $--      $ 532,584
         =======================================================================

ALFA UTILITY SERVICES, INC.
(A DELAWARE CORPORATION)
WOODBRIDGE, ONTARIO CANADA


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

NOTE G - CAPITAL LEASES
         During the third quarter of 2001, the Company entered into capital leases for various construction equipment valued at $168,066. Such capital leases expire in 2004. The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the assets. The assets are depreciated over the lower of their related lease terms or their estimated productive lives. Depreciation of assets under capital lease is included in depreciation expense for the year ended December 31, 2001.

         Minimum future lease payments under capital leases as of December 31, 2001 for each of the next five years and thereafter are:

         =======================================================================
         Year Ended December 31,                                      Amount
         -------------------------------------------------- -------------------

         2002                                                         $ 57,390
         2003                                                           57,390
         2004                                                           43,917
         2005                                                               --
         2006                                                               --
         Subsequent to 2006                                                 --
         -------------------------------------------------- -------------------

         Total Minimum Lease Payments                                $ 158,697

         Less:  Amount Representing Interest                             7,530
         -------------------------------------------------- -------------------

         Present Value of Net Minimum Lease Payments                 $ 151,167
         =======================================================================

NOTE H - LEASE ARRANGEMENTS
         The Company leases a facility and contractor's equipment under operating leases which expire at various dates through 2005.

         During 2001, the Company entered into sale-leaseback arrangements. Under the arrangements, the Company sold certain contractor's equipment and leased it back over periods ranging from 3 to 4 years. The leasebacks have been accounted for as operating leases. The gain of $18,046 realized in this transaction was recognized as income in 2001.

         At December 31, 2001, the Company's future minimum lease payments are as follows:

            2002        2003        2004        2005       2006       Total
         ----------- ----------- ----------- ----------- --------- -------------
         $ 278,952   $ 208,522   $ 181,190    $ 78,982     $--      $ 747,646
         =======================================================================

         Rent expense under operating leases was $248,177 and $46,819 for the years ended December 31, 2001 and 2000, respectively.

ALFA UTILITY SERVICES, INC.
(A DELAWARE CORPORATION)
WOODBRIDGE, ONTARIO CANADA


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

NOTE I - CONVERSION OPTION
         The acquisition as of June 1, 2001 by Alfa Utility Services Inc. (A Canadian Corporation) of its operating subsidiary Ontario Power Contracting Limited involved the issuance to Ontario's two corporate shareholders of 1,000 of Alfa Canada's Class A Preference Shares. An Amended Option Agreement was entered into to allow the Class A Preference Shares to be converted into 4,000,000 restricted shares of Alfa Utility Services, Inc. (A Delaware Corporation) Common Stock. Alfa's financial statements reflect earnings per share on a fully diluted basis as if the 4,000,000 shares are outstanding. Until converted, the Class A Preference Shares bear a 6% non-cumulative dividend totaling $75,000 per year and would be entitled to a liquidation preference of $1,250,000 and, beginning June 1, 2003, a redemption payment at the shareholder's election (on 30 days notice) of $1,250,000. Such 1,000 Class A Preference Shares are held in equal amounts by Carmine Industries, Ltd. and 815748 Ontario Limited. Both are Ontario corporations controlled by Alfa's President, Joseph Alfano. The option will expire on May 31, 2006.

NOTE J - RELATED PARTY TRANSACTIONS
         Sales for the years ended December 31, 2001 and 2000 include $-0- and $123,200, respectively, to a related party. The amounts included in accounts receivable from this related party amounted to $-0- and $51,500 for the years ended December 31, 2001 and 2000, respectively. One of the shareholders of the related party is also a shareholder of the Company.

         The amount due from related parties, who are related parties by virtue of common stockholders, is non-interest bearing, unsecured, with no set terms of repayment.

         The Company paid management fees in the amount of $45,820 and $-0- for the years ended December 31, 2001 and 2000, respectively, to a related company. One of the directors of the Company is the shareholder of the related company.

NOTE K - INCOME TAXES
         The components of the provision for income taxes are as follows:

         ==================================================================
         December 31,                                  2001        2000
         ------------------------------------------------------ -----------

         CURRENT
         U.S.                                        $  --       $  --
         Foreign                                        --          --

         DEFERRED
         U.S.                                           --          --
         Foreign                                    160,696      16,211
         ----------------------------------------------------- -----------

         Totals                                   $ 160,696    $ 16,211
         =================================================================

ALFA UTILITY SERVICES, INC.
(A DELAWARE CORPORATION)
WOODBRIDGE, ONTARIO CANADA


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

NOTE K - INCOME TAXES - CONTINUED

         Deferred tax (liabilities) assets consist of the following:

         ------------------------------------------ ------------- --------------
         December 31,                                    2001           2000
         ------------------------------------------ ------------- --------------

         Property and equipment basis difference     $(87,154)      $(31,848)
         Contracts                                   (198,877)      (102,130)
         ------------------------------------------ ------------- --------------

         Gross Deferred Tax Liabilities              (286,031)      (133,978)
         ------------------------------------------ ------------- --------------

         Net Operating Loss Carryforward               24,249         21,499
         ------------------------------------------ ------------- --------------

         Gross Deferred Tax Assets                     24,249         21,499
         ------------------------------------------ ------------- --------------

         Net Deferred Tax Liability                 $(261,782)     $(112,479)
         ------------------------------------------ ------------- --------------

         The net operating loss carryforward expires in 2007.

                             SUBSCRIPTION AGREEMENT
                    (copies available at http://www.sec.gov)
                           ALFA UTILITY SERVICES, INC.

                   I hereby irrevocably tender this Subscription Agreement for the purchase of _________ Common Shares at $6.50 per share and I tender payment of $__________. This completed Subscription Agreement must be submitted (overnight express or registered mail is suggested) concurrently with the total stock purchase payment: (CIRCLE ONE) Check, Money Order, Wire Transfer [phone
(905) 850-2220, ext. 239, Robert Simone or fax (905) 850-9152 for wire instructions] payable only to:

         ALFA UTILITY SERVICES, INC.
         396 Chrislea Road
         Woodbridge, Ontario L4L 8A8 CANADA

         Upon acceptance by Alfa, this constitutes a subscription for shares of Alfa Common Stock. A copy will be returned as a receipt, and stock certificates will be issued shortly thereafter. Subscriptions may be refused in whole or part for any or no reason.

         In connection with this investment, I represent and warrant as follows:

(a) Prior to tendering payment, I received Alfa's final Prospectus dated June ____, 2002. AND EITHER:
(b) As an INDIVIDUAL, namely, a natural person, I am (or someone I am buying for is) a bona fide resident of the state of ________________________. (Fill in "INDIVIDUALS" blanks, next page.)
OR:
(c) I am buying as a representative for a LEGAL ENTITY organized under the laws of__________which maintains offices in __________________________
and conducts business (if any) in___________________. (Fill in blanks below.)

LEGAL ENTITY - -
[ ] CORPORATION (authorized agent of corporation must sign at end of form)
[ ] EXISTING PARTNERSHIP (at least one partner must sign at end of form)
[ ] TRUST (all trustees must sign at end of form)


--------------------------------------------------------------------------------
NAME OF ENTITY

--------------------------------------------------------------------------------
NAME OF AUTHORIZED AGENT (OR PARTNER(S) OR TRUSTEE(S) SIGNING AT END OF FORM)

--------------------------------------------------------------------------------
TITLE OF AUTHORIZED AGENT (OR PARTNER(S) OR TRUSTEE(S))

--------------------------------------------------------------------------------
SOCIAL SECURITY OR FEDERAL EMPLOYER (TAX) IDENTIFICATION NUMBER OF ENTITY

--------------------------------------------------------------------------------
STREET (ADDRESS FOR STOCK RECORDS, TO SEND NOTICES, ETC.)

--------------------------------------------------------------------------------
CITY                                              STATE                     ZIP

--------------------------------------------------------------------------------
BUSINESS TELEPHONE AND HOME TELEPHONE OF AUTHORIZED AGENT
(OR CONTACT PARTNER/TRUSTEE)

------------------------------------------- ------------------------------------
FAX                                         E-MAIL

INDIVIDUAL(S) -- if more than one owner, please issue as follows:
[ ] Tenants-in-Common (all parties must sign -- each investor has an undivided interest)
[ ] Joint Tenants with Right of Survivorship (all parties must sign for joint ownership)
[ ] Adult custodian for a Minor under the Uniform Gift to Minors Act in your state (the minor will have sole beneficial ownership)______________________ (Custodian's name), UGMA of ____________________(State) for ___________________________(Minor's name)


--------------------------------------------------------------- --------------------------------------------------------
INVESTOR NO. 1 Printed or Typed Name                            INVESTOR NO. 2 Printed or Typed Name

--------------------------------------------------------------- --------------------------------------------------------
Street (residence address)                                      Street (residence address)

------------------------------------ ----------- -------------- ------------------------------------- --------- --------
City                                 State       Zip            City                                  State     Zip

--------------------------------- ----------------------------- ----------------------------- --------------------------
Home Phone                        Business Phone                Home Phone                    Business Phone

--------------------------------- ----------------------------- ------------------------- ------------------------------
Fax                               E-mail                        Fax                       E-mail

--------------------------------------------------------------- --------------------------------------------------------
Social Security Number                                          Social Security Number

SIGNATURES - -
The undersigned acknowledges that the foregoing information is true, accurate, and complete. If more signatures are needed use copies of this page or the back side, and mark here ____.

------------------------------------------- ---------- ---------------- --------
SIGNATURE                                   Date       SIGNATURE        Date

------------------------------------------- ---------- ---------------- --------
SIGNATURE                                   Date       SIGNATURE        Date

ACCEPTED AND CONFIRMED BY - - Alfa Utility Services, Inc.

------------------------------------------ -------------------------------------
 SIGNATURE                Name             Title            Date (2 days after
                                                           Prospectus delivery)


                                     - END -

                           ALFA UTILITY SERVICES, INC.

                            (a Delaware corporation)


             500,000 Shares of Common Stock offered at $6.50 by Alfa
                        ($3,250,000 maximum, no minimum)

                        10,603,058 Shares of Common Stock
       for resale from time to time by "public float" Selling Shareholders



TABLE OF CONTENTS AND SUBSCRIPTION AGREEMENT LOCATIONS

         See the inside front cover (page 2) of this Prospectus for the TABLE OF CONTENTS.

         See the pages in front of this outside back cover for the SUBSCRIPTION AGREEMENT, to buy shares from Alfa. Copies of it, this Prospectus, and Alfa's Registration Statements and updated Reports to the SEC can be computer printed from http://www.sec.gov. If you do not have Internet access, your local public library probably can give you access on a library computer available to members of the public.

DEALER PROSPECTUS DELIVERY OBLIGATION

         Until 90 days after the date at the bottom of the Prospectus front cover page, all dealers that effect transactions in these securities, whether or not participating in sales by Alfa or in resales by the existing shareholders as of the date of this Prospectus, may be required to deliver a Prospectus. This is in addition to dealers' obligation to deliver a Prospectus when acting as "underwriters" (which term is deemed to include all shareholders as of the date of this Prospectus when reselling their shares owned on that date) and with respect to any applicable unsold allotments or subscriptions. (See Securities Act of 1933 Section 4(3) and Rule 174.) Also, a broker or dealer (including a shareholder as of the date of this Prospectus) must deliver a Prospectus at least 48 hours before sending a sale confirmation. (See SEC Rule 15c2-8 under the Securities Exchange Act of 1934.)








         (This is the Outside Back Cover (Last Page) of the Prospectus)

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

LIABILITY LIMITATION AND INDEMNIFICATION

         Alfa's Restated Certificate of Incorporation and By-Laws provide for limitation of the liability of Directors to Alfa and its stockholders, and for indemnification of Directors, officers, employees and agents of Alfa, respectively, to the maximum extent permitted by the Delaware General Corporation Law. See "INDEMNIFICATION OF DIRECTORS AND OFFICERS" in the Prospectus.


ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The expenses ("E" = estimated) anticipated to be payable by Alfa Utility Services, Inc. in connection with the securities being registered are as follows. The selling shareholders will not pay any of these expenses, but may be required by the Transfer Agent to pay other fees for its services or transfer taxes if applicable.

                 SEC registration fee                              $  18,042.47
                 Blue Sky (state) fees and expenses         E      $      - 0 -
                 Legal fees and expenses                           $  42,500.00
                 Accounting fees and expenses               E      $  20,000.00
                 Promotion and advertising expenses         E      $      - 0 -
                 Postage and courier expenses               E      $   2,000.00
                 Printing and engraving expenses            E      $   2,000.00
                 Transfer Agent fees and expenses                  $   5,000.00
                 Director/Officer Liability Insurance       E      $      - 0 -
                 Miscellaneous expenses                     E      $  10,000.00
                 EDGAR Conversion Fees                      E      $   3,000.00

                 Total                                      E      $ 102,542.47

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

         Within the past three years the following securities were sold, which were not registered under the U.S. Securities Act of 1933:

         Effective as of the close of business on May 31, 2001, Alfa concluded the sale of 12,000,000 shares to Joseph Alfano in exchange for transfer as of the opening of business on June 1, 2001 of all Common Shares of Alfa Utility Services Inc., a Canadian corporation, as Alfa Delaware's subsidiary, with Ontario Power Contracting Limited as Alfa Canada's subsidiary. An option also was agreed upon effective as of June 1, 2001 for Alfa's issuance of 4,000,000 restricted shares to two former corporate shareholders of Ontario Power Contracting Limited upon their conversion of Alfa Canada's 1,000 Class A Preferred Shares. See "MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS" in the Prospectus. Mr. Alfano also contracted for 200,000 shares in a private purchase. The U.S. Securities Act of 1933 was deemed not applicable to the issuance and other acquisition of shares because Mr. Alfano was a citizen and resident of and located in Canada and the registrant (Alfa) had its offices in Canada and executed in Canada the authorizing documents for the issuance; also, the private acquisition of shares occurred in Canada.


ITEM 27. EXHIBITS

EXHIBITS INDEX AND DESCRIPTION

           This        Prior
           SB-2        10-SB
NO.         P. #       EXH. #            DESCRIPTION
---         ----       ----              -----------

(1)          N/A         N/A      (UNDERWRITING AGREEMENT) NOT APPLICABLE

(2)          N/A         N/A      (REORGANIZATION, ACQUISITION AGREEMENT, ETC.) NOT APPLICABLE

(3)          N/A         N/A      ARTICLES AND BY-LAWS
3(i)         C/          2.1      Restated Certificate of Incorporation filed 6/1/01

3(ii)        C/          2.3      By-Laws (under original corporate name, Triad Instrument Co. Inc.)


(4)          N/A         N/A      (INSTRUMENTS DEFINING RIGHTS OF REGISTRANT'S EQUITY AND DEBT SECURITY HOLDERS (WHEN
                                  AUTHORIZED DEBT EXCEEDS 10% OF CONSOLIDATED ASSETS))
4.1          C/          3.1      5/31/01 Amended Consent of Directors and Shareholders of Envirotech Mfg. Corp., a
                                  Delaware corporation, to amend and restate Articles to change name to Alfa Utility
                                  Services, Inc., to increase authorized stock from 20,000,000 to 50,000,000 shares, to issue 12,000,000 shares to Alfano in exchange for all common shares of Alfa Utility
                                  Services Inc., a Canadian corporation (and its 100% subsidiary Ontario Power Contracting
                                  Limited, an Ontario corporation), to replace Slessor with Alfano as Sole Director and officer and to approve the stock exchange agreement, option agreement and to reserve
                                  4,000,000 common shares for issuance upon receipt of conversion notice and endorsed certificates for 1,000 Class A Preference Shares of Alfa Canada under the option agreement between them.
4.2          C/          3.2      5/31/01 Amended Assignment of Stock (Common Stock of Alfa Utility Services Inc., a
                                  Canadian corporation, by Alfano to Alfa Utility Services, Inc., a Delaware corporation
                                  (formerly named Envirotech Mfg. Corp.))
4.3A         C/          3.3A     6/1/01 Resolution of the Board of Directors of Alfa Utility Services Inc., a Canadian
                                  corporation, to issue 500 Class A Preference Shares to Carmine Industries Ltd. in
                                  exchange for 50% of Ontario Power Contracting Limited Common Shares





                                      -46-

4.3B         C/          3.3B     6/1/01 Resolution of the Board of Directors of Alfa Utility Services Inc., a
                                  Canadian corporation, to issue 500 Class A Preference Shares to 815748 Ontario Limited in
                                  exchange for 50% of Ontario Power Contracting Limited Common Shares

4.3C         C/          3.3C     6/1/01 Resolution of the Board of Directors of Alfa Utility Services Inc., a Canadian
                                  corporation, to issue 100 Common Shares to Joseph Alfano
4.4A         C/          3.4A     6/1/01 Option Agreement to convert (exchange) 500 Alfa Canada Class A Preference Shares into 2,000,000 Alfa Delaware Common Shares

4.4B         C/          3.4B     6/1/01 Option Agreement to convert (exchange) 500 Alfa Canada Class A Preference Shares into 2,000,000 Alfa Delaware Common Shares

4.4C         A/          N/A      6/1/01 Amended Option Agreement to convert (exchange) 500 Alfa Canada Class A Preference
                                  Shares into 2,000,000 Alfa Delaware Common Shares (Sec. 2.2 waiver of redemption until
                                  6/1/03)

4.4D         A/          N/A      6/1/01 Amended Option Agreement to convert (exchange) 500 Alfa Canada Class A Preference
                                  Shares into 2,000,000 Alfa Delaware Common Shares (Sec. 2.2 waiver of redemption until
                                  6/1/03)

4.5          D/          3.5      Long Term Debt (Lien Notes - - see Note F to 12/31/01 Consolidated Balance Sheet in the
                                  Financial Statements)

(5)          N/A         N/A      (OPINION RE: LEGALITY)

5.1          A/          N/A      Legal opinion of James R. Leone

(6)          N/A         N/A      (NO EXHIBIT REQUIRED)

(7)          N/A         N/A      (NO EXHIBIT REQUIRED)

(8)          N/A         N/A      (OPINION RE: TAX MATTERS) NOT APPLICABLE

(9)          N/A         N/A      (VOTING TRUST AGREEMENT) NOT APPLICABLE

(10)         N/A         N/A      (MATERIAL CONTRACTS, INCLUDING WITH RELATED PARTIES, OR TO BUY/SELL/LEASE OVER 15% OF
                                  ASSETS, OR FOR MANAGEMENT SERVICES OR COMPENSATION)

10.1         C/          6.1      Premises Lease by Ontario Power Contracting Limited from United Rentals of Canada, Inc.

10.2         C/E/        6.2      Contractor's Equipment and Automotive Equipment Leases

(11)         N/A         N/A      (STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

11.1         A/          N/A      Statement of Computation of Per Share Earnings

(12)         N/A         N/A      (NO EXHIBIT REQUIRED)

(13)         N/A         N/A      (ANNUAL OR QUARTERLY REPORTS, FORM 10-Q) NOT APPLICABLE

(14)         N/A         N/A      (NO EXHIBIT REQUIRED)

(15)         N/A         N/A      (LETTER ON UNAUDITED INTERIM FINANCIAL INFORMATION) NOT APPLICABLE



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(16)         N/A         N/A      (LETTER ON CHANGE IN CERTIFYING ACCOUNTANT) NOT APPLICABLE

(17)         N/A         N/A      (LETTER ON DIRECTOR RESIGNATION) NOT APPLICABLE

(18)         N/A         N/A      (LETTER ON CHANGE IN ACCOUNTING PRINCIPLES) NOT APPLICABLE

(19)         N/A         N/A      (REPORTS FURNISHED TO SECURITY HOLDERS) NOT APPLICABLE

(20)         N/A         N/A      (OTHER DOCUMENTS OR STATEMENTS TO SECURITY HOLDERS)
                                  NOT APPLICABLE

(21)         N/A         N/A      (SUBSIDIARIES OF THE REGISTRANT)
21.1         A/          N/A      Subsidiaries List

(22)         N/A         N/A      (PUBLISHED REPORT REGARDING MATTERS SUBMITTED TO VOTE) NOT APPLICABLE

(23)         N/A         N/A      (CONSENT OF EXPERTS AND COUNSEL)
23.1         N/A         N/A      Consent by legal counsel to file his Legal Opinion as to Stock Legality - - see the
                                  Opinion, Exhibit 5.1 herein.
23.2         A/          N/A      Consent of Rotenberg & Company, LLP to use of Auditors Report on Financial Statements

(24)         N/A         N/A      (POWER OF ATTORNEY TO SIGN REGISTRATION OR REPORT) NOT APPLICABLE

(25)         N/A         N/A      (STATEMENT OF ELIGIBILITY OF TRUSTEE UNDER THE TRUST INDENTURE ACT OF 1939) NOT APPLICABLE

(26)         N/A         N/A      (INVITATION FOR COMPETITIVE BIDS FOR SECURITIES BEING REGISTERED) NOT APPLICABLE

(27)         N/A         N/A      (FINANCIAL DATA SCHEDULE WHEN THE FILING INCLUDES ANNUAL AND/OR INTERIM FINANCIAL
                                  STATEMENTS NOT PREVIOUSLY INCLUDED IN A FILING) NOT APPLICABLE
(28)         N/A         N/A      (NO EXHIBIT REQUIRED)

(29) - (98)  N/A         N/A      (NO EXHIBITS REQUIRED)

(99)         N/A         N/A      (ADDITIONAL EXHIBITS - - IF SHOWN HERE, OR FOR FORM 10-QSB OR FORM 10-KSB COVERING A
                                  PERIOD IN WHICH AN EARNINGS STATEMENT FOR AT LEAST 12 MONTHS AFTER THIS REGISTRATION IS
                                  EFFECTIVE IS MADE GENERALLY AVAILABLE PURSUANT TO SECURITIES ACT OF 1933 SECTION 11(A) BY
                                  OTHER METHODS THAN IN RULE 158(A) OR (B).) NOT APPLICABLE



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


N/A      Not Applicable
A/       Filed Herewith
B/       Previously Filed
C/ Incorporated by Reference from Alfa's Form 10-SB Registration Statement No. 0-49694 under the Form 10-SB Exhibit No. shown in the third column of the list
D/ The aggregate amounts of long-term debt is material; however no individual item of lien notes is over $458,007 (10% of assets at 12/31/01), so no Lien Note is being filed. The registrant agrees to provide to the Commission supplementally upon request, typical forms of Lien Notes. The Lien Notes are such as ordinarily accompany the registrant's kind of business, and otherwise are made in the ordinary course of business.
E/       Incorporated by reference from Alfa's Form 10-SB (File No. 0-49694)
         Exhibit 6.2. Pursuant to U.S. Securities and Exchange Commission Form 10-SB Part III Item 2, incorporating Form 1-A Part III, and its Item 2, Instruction (b), the registrant is not filing equipment leases, but agrees to provide to the Commission supplementally upon request, typical forms of regular and capital leases. Although the aggregate amount of leased equipment is material, no individual item of leased equipment is material. Further, the leases are such as ordinarily accompany the registrant's kind of business, and otherwise are made in the ordinary course of business.


ITEM 28. UNDERTAKINGS

(A)      RULE 415 OFFERING

         Alfa Utility Services, Inc. undertakes to:

         (1) File, during any period in which any selling shareholder holding one percent or more of the then outstanding Common Stock offers or sells securities, a post effective amendment to this Registration Statement to:

                  (i) Include any Prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) Reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the forgoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) due to any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table; and

                  (iii) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new Registration Statement of the securities offered, and the offering of the securities at that time as the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(B)      WARRANTS AND RIGHTS OFFERING. NOT APPLICABLE

(C)      COMPETITIVE BIDS. NOT APPLICABLE

(D) EQUITY OFFERING BY NONREPORTING SMALL BUSINESS ISSUER. NOT APPLICABLE (THE REGISTRANT IS A REPORTING COMPANY ON MAY 14, 2002
         PURSUANT TO ITS FORM 10-SB REGISTRATION STATEMENT NO. 0-49694.)

(E) REQUEST FOR ACCELERATION OF EFFECTIVE DATE. If the small business issuer will request acceleration of the effective date of the Registration Statement under Rule 461 under the Securities Act, include the following:

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(F)      RULE 430A PROSPECTUS. NOT APPLICABLE




                (Any blank remainder of this page is intentional.
                         Next page is Signature page.)



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


                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Woodbridge, Province of Ontario CANADA, on April 24, 2002.


         ALFA UTILITY SERVICES, INC.



/S/ JOSEPH ALFANO
--------------------------
Joseph Alfano, President (For the Registrant)



         In accordance with the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates indicated.



/S/ JOSEPH ALFANO                                            April 24, 2002
--------------------------------
Joseph Alfano, President,
Chief Executive Officer,
Chairman of the Board of Directors, and Director
(Principal Executive Officer and Director)



 /S/ ROBERT SIMONE                                           April 24, 2002
  ---------------------------------
Robert Simone, Vice President Finance
and CFO, Secretary and Treasurer, and Director
(Principal Accounting Officer,
Principal Financial Officer and Director)



/S/ ANTHONY SANGINESI                                        April 24, 2002
-----------------------------------
Anthony Sanginesi, Vice President and Director
Operations and COO, General Manager, and Director
(Director)





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